REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of June 29, 2021

among

HIREQUEST, INC.,
HIRE QUEST, L.L.C.,
HQ LTS CORPORATION,
HQ SNELLING CORPORATION,
HQ LINK CORPORATION,
HQ FINANCIAL CORPORATION,
HQ REAL PROPERTY CORPORATION,
HQ FRANCHISING CORPORATION,
HQ INSURANCE CORPORATION,
DRIVERQUEST 2, LLC,
HIREQUEST SECURITY, LLC,
AND THE OTHER SUBSIDIARIES OF HIREQUEST, INC.
FROM TIME TO TIME PARTY HERETO AS “BORROWERS,”
as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

TRUIST BANK
as Administrative Agent

TRUIST SECURITIES, INC.
as Sole Lead Arranger and Sole Book Runner
6798856.v25

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS; CONSTRUCTION
Section 1.1. Definitions
Section 1.2. Classifications of Loans and Borrowings
Section 1.3. Accounting Terms and Determination
Section 1.4. Terms Generally
Section 1.5. Divisions
Section 1.6. LIBOR

ARTICLE II AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1. General Description of Facilities
Section 2.2. Revolving Loans
Section 2.3. Procedure for Revolving Borrowings
Section 2.4. Swingline Commitment
Section 2.5. Overadvances; Optional Overadvances
Section 2.6. Agent Advances.
Section 2.7. Term Loan Commitments
Section 2.8. Funding of Borrowings.
Section 2.9. [Reserved].
Section 2.10. Optional Reduction and Termination of Commitments.
Section 2.11. Repayment of Loans.
Section 2.12. Evidence of Indebtedness; Repayment of Loans.
Section 2.13. Optional Prepayments
Section 2.14. Mandatory Prepayments.
Section 2.15. Interest on Loans.
Section 2.16. Fees.
Section 2.17. Computation of Interest and Fees
Section 2.18. Inability to Determine Interest Rates
Section 2.19. Illegality.
Section 2.20. Increased Costs.
Section 2.21. [Reserved].
Section 2.22. Taxes.
Section 2.23.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
Section 2.24. Letters of Credit.
Section 2.25. Increase of Commitments; Additional Lenders.
Section 2.26. Mitigation of Obligations
Section 2.27. Replacement of Lenders.
Section 2.28. Defaulting Lenders.
Section 2.29. Nature and Extent of Each Borrower’s Liability.
Section 2.30. Borrower Representative

ARTICLE III CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1. Conditions to Effectiveness.
Section 3.2. Conditions to Each Credit Event.
Section 3.3. Delivery of Documents.

ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.1. Existence; Power
Section 4.2. Organizational Power; Authorization
Section 4.3. Governmental Approvals; No Conflicts
Section 4.4. Financial Statements
Section 4.5. Litigation and Environmental Matters.
Section 4.6. Compliance with Laws and Agreements
Section 4.7. Investment Company Act.
Section 4.8. Taxes
Section 4.9. Margin Regulations
Section 4.10. ERISA
Section 4.11. Ownership of Property; Insurance.
Section 4.12. Disclosure
Section 4.13. Labor Relations
Section 4.14. Organizational Structure
Section 4.15. Solvency
Section 4.16. Deposit and Disbursement Accounts
Section 4.17. Collateral Documents.
Section 4.18. [Reserved.]
Section 4.19. Material Agreements
Section 4.20. Anti-Corruption Laws and Sanctions.
Section 4.21. Representations and Warranties Relating to Accounts.
Section 4.22.Representations and Warranties Relating to Intellectual Property.
Section 4.23. Representations and Warranties Relating to Real Estate.
Section 4.24. OFAC; Anti-Corruption Laws.
Section 4.25. Affected Financial Institutions.
Section 4.26. Franchise Agreements.

ARTICLE V AFFIRMATIVE COVENANTS
Section 5.1. Financial Statements and Other Information
Section 5.2. Notices of Material Events
Section 5.3. Existence; Conduct of Business
Section 5.4. Compliance with Laws.
Section 5.5. Payment of Obligations
Section 5.6. Books and Records
Section 5.7. Visitation and Inspection.
Section 5.8. Maintenance of Properties; Insurance
Section 5.9. Use of Proceeds; Margin Regulations
Section 5.10. Casualty and Condemnation
Section 5.11. Cash Management
Section 5.12. Additional Subsidiaries and Collateral.
Section 5.13. Real Estate; Leased Locations.
Section 5.14. Further Assurances
Section 5.15. Franchise Agreements
Section 5.16. Post-Closing Covenants.

ARTICLE VI FINANCIAL COVENANTS
Section 6.1. Consolidated Fixed Charge Coverage Ratio

ARTICLE VII NEGATIVE COVENANTS
Section 7.1. Indebtedness and Preferred Equity.
Section 7.2. Liens
Section 7.3. Fundamental Changes.
Section 7.4. Investments, Loans.
Section 7.5. Restricted Payments
Section 7.6. Sale of Assets
Section 7.7. Transactions with Affiliates
Section 7.8. Restrictive Agreements
Section 7.9. Sale and Leaseback Transactions
Section 7.10. Hedging Transactions
Section 7.11. Amendment to Material Documents
Section 7.12.Payments on Permitted Subordinated Indebtedness; Prepayment of Other Indebtedness.
Section 7.13. Accounting Changes
Section 7.14. Lease Obligations
Section 7.15. Government Regulation

ARTICLE VIII EVENTS OF DEFAULT
Section 8.1. Events of Default
Section 8.2. Application of Proceeds from Collateral

ARTICLE IX THE ADMINISTRATIVE AGENT
Section 9.1. Appointment of the Administrative Agent.
Section 9.2. Nature of Duties of the Administrative Agent
Section 9.3. Lack of Reliance on the Administrative Agent
Section 9.4. Certain Rights of the Administrative Agent
Section 9.5. Reliance by the Administrative Agent
Section 9.6. The Administrative Agent in its Individual Capacity
Section 9.7. Successor Administrative Agent.
Section 9.8. Withholding Tax
Section 9.9. The Administrative Agent May File Proofs of Claim.
Section 9.10. Authorization to Execute Other Loan Documents
Section 9.11. Collateral and Guaranty Matters.
Section 9.12. Lead Arranger.
Section 9.13. Right to Realize on Collateral and Enforce Guarantee
Section 9.14.Secured Bank Product Obligations and Secured Hedging Obligations
Section 9.15. Erroneous Payments.

ARTICLE X MISCELLANEOUS
Section 10.1. Notices.
Section 10.2. Waiver; Amendments.
Section 10.3. Expenses; Indemnification.
Section 10.4. Successors and Assigns.
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.
Section 10.6. WAIVER OF JURY TRIAL
Section 10.7. Right of Set-off
Section 10.8. Counterparts; Integration
Section 10.9. Survival
Section 10.10. Severability
Section 10.11. Confidentiality
Section 10.12. Interest Rate Limitation
Section 10.13. Waiver of Effect of Corporate Seal
Section 10.14. Patriot Act
Section 10.15. No Advisory or Fiduciary Responsibility
Section 10.16. Electronic Signatures
Section 10.17.Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Section 10.18. Certain ERISA Matters
Section 10.19. Acknowledgement Regarding Any Supported QFCs

Schedules

Schedule I                                -           Applicable Margin
Schedule II                                                      Commitment Amounts

Schedule 2.24
-
Existing Letters of Credit
Schedule 4.10                                           -           ERISA
Schedule 4.11(a)                                -           Ownership of Property
Schedule 4.11(d)                                           -           Real Estate
Schedule 4.14                                           -           Organizational Structure
Schedule 4.16                                           -           Deposit and Disbursement Accounts
Schedule 4.19                                           -           Material Agreements
Schedule 4.22                                           -           Intellectual Property
Schedule 4.26                                           -           Franchisees
Schedule 7.1                                           -           Existing Indebtedness
Schedule 7.2                                           -           Existing Liens
Schedule 7.4                                           -           Existing Investments
Schedule 7.7                                           -           Affiliate Transactions

Exhibits

Exhibit A                                -           Form of Assignment and Acceptance
Exhibit B                                -           Form of Borrowing Base Certificate
Exhibit C-1                                           -           Form of Tranche A Revolving Note
Exhibit C-2                                           -           Form of Tranche A-1 Revolving Note
Exhibit D                                -           Form of Term Note
Exhibit E                                -           Form of Guaranty and Security Agreement
Exhibit F                                -           Form of Security Grant Insert for Franchise Agreements
Exhibit G                                -           [Reserved]

Exhibit 2.3
-
Form of Notice of Revolving Borrowing
Exhibit 2.4
-
Form of Notice of Swingline Borrowing
Exhibits 2.22
-
Tax Certificates
Exhibit 3.1(b)(ii)
-
Form of Closing and Incumbency Certificate
Exhibit 3.1(b)(v)
-
Form of Officer’s Certificate
Exhibit 5.1(d)
-
Form of Compliance Certificate

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2021, by and among HIREQUEST, INC., a Delaware corporation (“Holdings”), HIRE QUEST, L.L.C., a Florida limited liability company (“Hire Quest, L.L.C.”), HQ LTS CORPORATION, a Delaware corporation (“HQ LTS”), HQ SNELLING CORPORATION, a Delaware corporation (“HQ Snelling”), HQ LINK CORPORATION, a Delaware corporation (“HQ Link”), HQ FINANCIAL CORPORATION, a Delaware corporation (“HQ Financial”), HQ REAL PROPERTY CORPORATION, a Delaware corporation (“HQ Real Property”), HQ FRANCHISING CORPORATION, a Delaware corporation (“HQ Franchising”), HQ INSURANCE CORPORATION, a Delaware corporation (“HQ Insurance”), DRIVERQUEST 2, LLC, a Florida limited liability company (“DriverQuest”), HIREQUEST SECURITY, LLC, a Florida limited liability company (“HQ Security”), the other Subsidiaries of Holdings from time to time party hereto as borrowers (collectively with Holdings, Hire Quest, L.L.C., HQ LTS, HQ Snelling, HQ Link, HQ Financial, HQ Real Property, HQ Franchising, HQ Insurance, DriverQuest, and HQ Security, the “Borrowers” and, each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and TRUIST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as Issuing Bank and as Swingline Lender.

R E C I T A L S:

The Borrowers have requested that the Lenders establish a senior secured credit facility in favor of the Borrowers in an aggregate principal amount of up to $63,153,500, comprised of the following: (a) a revolving credit facility in an aggregate principal amount of up to $60,000,000, and (b) a term loan facility in an aggregate principal amount equal to $3,153,500.

Subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments (as defined herein), are willing severally to establish the requested revolving credit facilities, letter of credit subfacility and swingline subfacility in favor of, and severally to make the term loans to, the Borrowers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions

. In addition to the other terms defined herein, the following terms used herein (including the preamble and recitals hereto) shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case, in form and substance satisfactory to the Administrative Agent.

“Account Debtor” shall mean a Person obligated to pay an Account.

“Acquisition” shall mean, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Additional Lenders” shall have the meaning set forth in Section 2.25(b).

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent and duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Agent Advance Exposure” shall mean, with respect to each Revolving Lender, the principal amount of the Agent Advances in which such Revolving Lender is legally obligated to make a Revolving Loan or to purchase a participation in accordance with Section 2.5(b), which shall equal such Revolving Lender’s Pro Rata Share of all outstanding Agent Advances.

“Agent Advances” shall have the meaning specified in Section 2.6(a).

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $60,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Revolving Credit Exposure” shall mean the aggregate Revolving Credit Exposure of all Lenders at any time.

“Aggregate Tranche A Revolving Commitments” shall mean, collectively, all Tranche A Revolving Commitments of all Tranche A Revolving Lenders at any time outstanding. As of the Closing Date, the Aggregate Tranche A Revolving Commitments is $60,000,000.

“Aggregate Tranche A Revolving Credit Exposure” shall mean the aggregate Tranche A Revolving Credit Exposure of all Tranche A Revolving Lenders at any time.

“Aggregate Tranche A-1 Revolving Commitments” shall mean, collectively, all Tranche A-1 Revolving Commitments of all Tranche A-1 Revolving Lenders at any time outstanding. As of the Closing Date, the Aggregate Tranche A-1 Revolving Commitments is $-0-.

“Aggregate Tranche A-1 Revolving Credit Exposure” shall mean the aggregate Tranche A-1 Revolving Credit Exposure of all Tranche A-1 Revolving Lenders at any time.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary of a Loan Party from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any law relating to terrorism or money-laundering, including the PATRIOT Act.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender, or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower Representative as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to interest on the Term Loan outstanding on such date, 1.0% per annum with respect to Base Rate Loans and 2.0% per annum with respect to LIBOR Index Rate Loans, (b) with respect to interest on the Tranche A-1 Loans outstanding on such date, a percentage per annum to be mutually agreed upon in writing by the Tranche A-1 Lenders and Borrower Representative, and (c) with respect to interest on all Tranche A Revolving Loans and Swingline Loans outstanding on such date or the Letter of Credit fee, as the case may be, the percentage per annum determined by reference to Average Excess Availability for the preceding Fiscal Quarter (or, until the last day of the first Fiscal Quarter ending after the Closing Date, for the preceding Fiscal Month) as set forth on Schedule I (such percentage to become effective two (2) Business Days after delivery of the Borrowing Base Certificate for the last Fiscal Month of such preceding Fiscal Quarter); provided that the Applicable Margin from the Closing Date until the date that is two (2) Business Days after delivery of the Borrowing Base Certificate as of the last day of the Fiscal Quarter ending September 30, 2021 shall be at Level III as set forth on Schedule I calculated as of the Closing Date. In the event that any Borrowing Base Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such Borrowing Base Certificate covered, then (i) the Borrower Representative shall immediately deliver to the Administrative Agent a correct Borrowing Base Certificate for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Borrowing Base Certificate, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.15(b) or Article VIII.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability” shall mean, as of any date of determination, the sum of Tranche A Availability plus Tranche A-1 Availability.

“Average Excess Availability” means, for any period of determination, the sum of daily Excess Availability for each day during such period divided by the number of days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is Truist Bank or any of its Affiliates, has provided written notice to the Administrative Agent within ten (10) Business Days following the later of the Closing Date or creation of the Bank Product which has been acknowledged by the Borrower Representative of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Secured Bank Product Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider, and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider, provided, that no Bank Product Amount may be established or changed by a Bank Product Provider (other than Truist Bank or any of its Affiliates) at any time that a Default, an Event of Default or Overadvance exists or would result therefrom.

“Bank Product Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its Permitted Discretion for Bank Products then provided or outstanding.

“Bank Products” shall mean any of the following services provided to any Loan Party or any Subsidiary of any Loan Party by any Bank Product Provider: (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, (ii) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit card services, and (iii) any other banking products or services (other than Letters of Credit).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, including the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%,(iii) the LIBOR Index Rate on such date plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the LIBOR Index Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the LIBOR Index Rate.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” shall mean a Revolving Loan that bears interest based upon the Base Rate.

“Base Rate Term Loan” means any portion of the Term Loan that bears interest based upon the Base Rate.

“Benchmark” shall mean, initially, the LIBOR Index Rate; provided that, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement have occurred with respect to the LIBOR Index Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.18.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)
the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark; and

(2)             for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of:

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Representative pursuant to Section 2.18(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” shall have the meanings set forth in the introductory paragraph hereof.

“Borrower Representative” shall have the meaning set forth in Section 2.30.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type made, continued or converted on the same date, or (ii) a Swingline Loan.

“Borrowing Base” shall mean, collectively, the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Borrower Representative substantially in the form of Exhibit B or in such form as otherwise agreed to by the Administrative Agent and the Borrower Representative.

“Business Day” shall mean any day other than (i) any Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, or a payment or prepayment of principal or interest on, a LIBOR Index Rate Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Loan Parties and their Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Loan Parties and their Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any Obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such Obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings or any other Loan Party to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Richard Hermanns, Edward Jackson, their respective immediate family members, any trust created by or for the benefit of any of the foregoing of 35% or more of the outstanding shares of the voting equity interests of Holdings; (iii) Holdings ceases to own and control, directly or indirectly, beneficially and of record, 100% of the outstanding shares of the voting equity interests of any other Borrower; (iv) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals who are Continuing Directors or (v) the occurrence of a “Change of Control,” or similar provision, under or with respect to any Material Indebtedness.

“Change in Law” shall mean (i) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.20(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Revolving Loans, Tranche A-1 Revolving Loans, Swingline Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Revolving Commitment, a Tranche A-1 Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include (i) all "Collateral" as defined in the Security Agreement, and (ii) all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Assignment of Office Project Contracts, Plans and Specifications and Permits” shall mean that certain Collateral Assignment of Office Project Contracts, Plans and Specifications and Permits, dated the Closing Date, from HQ Real Property in favor of the Administrative Agent.

“Collateral Assignments” shall mean, collectively, that certain (i) Collateral Assignment of Rights Under Asset Purchase Agreement dated as of the date hereof, executed by HQ Link in favor of the Administrative Agent and (ii) Collateral Assignment of Rights Under Asset Purchase Agreement dated as of the date hereof, executed by HQ Snelling in favor of the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, any Real Estate Documents, the Account Control Agreements, the Collateral Assignments, the Information Certificate, the Collateral Assignment of Office Project Contracts, Plans and Specifications and Permits, the Title Insurance Policy, all Intellectual Property Security Agreements, all Lien Waivers, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Collateral Reserve Account” shall have the meaning set forth in Section 5.11.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, an LC Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Completion Date” shall mean the date by which the Office Project is substantially completed in accordance with the Plans and Specifications, which, for purposes of this Agreement, shall be on or before August 31, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), subject to Excusable Delays.

“Compliance Certificate” shall mean a certificate from the chief executive officer, or the chief financial officer of the Borrower Representative in substantially the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Consolidated EBITDA” shall mean, for the Loan Parties and their Subsidiaries for any period, an amount equal to the sum of:

(i)           Consolidated Net Income for such period; plus

(ii)           to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all other non-cash charges reasonably acceptable to the Administrative Agent including, without limitation, stock based compensation and asset impairment charges determined on a consolidated basis in accordance with GAAP, in each case for such period, (E) non-recurring transaction costs and expenses paid in cash in connection with the closing of this Agreement and the Related Transactions in an aggregate amount not to exceed $2,500,000, (F) non-recurring transaction costs and expenses paid in cash in connection with the closing of any Acquisition, issuances of Public Debt (to the extent permitted hereunder pursuant to a written amendment to this Agreement or a written consent by Required Lenders entered into after the Closing Date and at or before time of issuance thereof) or Permitted Equity after the Closing Date not in excess of $2,500,000 in any period, and (G) any extraordinary, unusual, or non-recurring losses acceptable to Agent; less

(iii) to the extent included in determining Consolidated Net Income for such period, and without duplication, (A) extraordinary, unusual and non-recurring gains, and (B) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charges” shall mean, for the Loan Parties and their Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period (including scheduled principal payments of the Term Loans under this Agreement but excluding principal payments of the Revolving Loans and Swingline Loans), and (iii) Restricted Payments paid in cash to Persons other than the Loan Parties during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (a) Consolidated EBITDA minus the sum of (i) Unfinanced Cash Capital Expenditures and (ii) Taxes paid in cash to (b) Consolidated Fixed Charges, in each case measured for the twelve consecutive Fiscal Months ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Consolidated Funded Debt” shall mean, as of any date, all Indebtedness of the Loan Parties and their Subsidiaries on a consolidated basis of the type described in clauses (i), (ii), (iii), (iv), (v) and (vi) (but, in the case of such clause (vi), only to the extent representing unreimbursed obligations with respect to letters of credit, acceptances or similar obligations or Guarantees of letters of credit, acceptances or similar obligations) of the definition of “Indebtedness” and all Guarantees of any Loan Party or any Subsidiary of a Loan Party of the foregoing types of Indebtedness.

“Consolidated Interest Expense” shall mean, for the Loan Parties and their Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” shall mean, for the Loan Parties and their Subsidiaries for any period, the aggregate amount of fixed and contingent rentals payable with respect to leases of real and personal property (excluding Capital Lease Obligations) for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for the Loan Parties and their Subsidiaries for any period, the net income (or loss) of the Loan Parties and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (ii) any Capital Stock of the Loan Parties or any of their Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary and (iii) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Loan Parties or any Subsidiary or the date that such Person’s assets are acquired by the Loan Parties or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Loan Parties and their Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereof.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractor” shall mean Hawk Construction of Charleston, Inc. or any replacement contractor selected by Borrowers in their discretion and reasonably acceptable to Administrative Agent.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards.

“Credit Card Processor Agreement” shall have the meaning specified in Section 5.11(d).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.15(b).

“Defaulting Lender” shall mean, subject to Section 2.28(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or to (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due; (b) has notified the Borrower Representative, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.28(c)) upon delivery of written notice of such determination to the Borrower Representative, the Issuing Bank, the Swingline Lender and each Lender.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the immediately prior three hundred sixty-five (365) consecutive days, that is the result of dividing the Dollar amount of (i) bad debt write downs or write-offs (excluding such write downs or write-offs for Accounts that have aged more than 365 days as of the Closing Date), discounts, returns, promotions, credit memos, advertising allowances, credits or other dilutive items with respect to the Borrowers’ Accounts during such period by (ii) the Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%), rounded up to the nearest one tenth of a percentage point (0.10%).

“Dollars” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of a Loan Party that is organized under the laws of the United States or any state or district thereof.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBOR Index Rate, the occurrence of:

(1)           a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)           the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from the LIBOR Index Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean, at any particular date, the Accounts of the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided that, without limiting the foregoing and the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:

(a) Accounts with respect to which more than ninety (90) days have elapsed since the original invoice date;

(b) Accounts owed by an Account Debtor for which more than fifty percent (50%) of the Accounts owed by such Account Debtor and its Affiliates are deemed ineligible pursuant to the foregoing clause (a);

(c) Accounts with respect to which any of the representations, warranties, covenants or agreements applicable thereto which are set forth in this Agreement or any of the other Loan Documents, including those contained in Section 4.21, are not or have ceased to be complete and correct or have been breached;

(d) Accounts with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(e) Accounts as to which the applicable Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including the delivery of merchandise or rendition of services applicable to such Accounts;

(f) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including the appointment of or taking possession by a “custodian”, as defined in the Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(g) Accounts which represent the remaining obligations for partially paid invoices;

(h) Accounts owed by an Account Debtor which (i) (A) does not maintain its chief executive office or have a material presence in the United States or in Canada and (B) is not organized under the laws of the United States or any state or territory thereof or of Canada or any province thereof; or (ii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance, in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion;

(i) Accounts owed by an Account Debtor which is an individual or is an Affiliate or employee of any Loan Party;

(j) Accounts which are owed by a creditor or supplier or are otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, charge-back, credit or allowance (but ineligibility shall be limited to the amount thereof);

(k) Accounts which are subject to any customer dispute, but only to the extent of the amount in dispute;

(l) Accounts which are owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless either (i) all required procedures for the effective collateral assignment of such Accounts under the Federal Assignment of Claims Act of 1940, as amended, have been complied with to the Administrative Agent’s reasonable satisfaction with respect to such Accounts or (ii) such Accounts, together with Accounts under clause (m)(ii) of this definition with respect to which Administrative Agent cannot enforce, or it would not be commercially or administratively practical for Administrative Agent to enforce, against the applicable Account Debtor, do not exceed individually or in the aggregate $750,000;

(m) Accounts which are owed by any state, municipality, territory or other political subdivision of the United States, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that (i) the Administrative Agent’s security interest therein is not or cannot be perfected or (ii) cannot, or would not be commercially or administratively practical, to be enforced by Administrative Agent against the applicable Account Debtor unless and to the extent, in the case of this clause (ii), such Accounts, together with Accounts under clause (l)(ii) of this definition, do not exceed individually or in the aggregate $750,000;

(n) Accounts which represent third-party leasing transactions;

(o) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis or from a sale for personal, family or household purposes;

(p) Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the applicable Account Debtor and paid by the applicable Borrower to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;

(q) Accounts which are evidenced by a promissory note or other Instrument or by Chattel Paper;

(r) Accounts as to which the applicable Account Debtor has not been sent an invoice or which are partially billed;

(s) Accounts with respect to which the applicable Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges);

(t) Accounts which are not a bona fide, valid and, to the best of the applicable Borrower’s knowledge, enforceable obligation of the Account Debtor thereunder;

(u) Accounts which are owed by an Account Debtor with whom the applicable Borrower has any agreement or understanding for deductions from such Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated, in each case to the extent of such deduction and without duplication of any such deduction accounted for in the calculation of Dilution;

(v) Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent pursuant to the Loan Documents, or as to which all action necessary or desirable to perfect such security interest has not been taken, or Accounts as to which the applicable Borrower does not have good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent);

(w) Accounts which are owed by an Account Debtor to the extent that such Accounts, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed twenty percent (20%) of all Eligible Accounts;

(x) Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(y) Accounts as to which a security agreement, financing statement, equivalent security or lien instrument or continuation statement is on file or of record in any public office, except any such as may have been filed in favor of the Administrative Agent pursuant to the Loan Documents;

(z) Accounts which did not arise in the ordinary course of business of the applicable Borrower out of the sale of goods or services by such Borrower;

(aa) Accounts that are pre-billed Accounts or that arise from progress billing or retainage or relate to services for which a performance, surety or completion bond or similar assurance has been issued;

(bb) Accounts that are "charged back" to the franchisee pursuant to the applicable Franchise Agreement;

(cc) Accounts with respect to which the related franchisee that sourced such Accounts has not executed and delivered the documents required by Section 5.15 (with respect to any new franchisee added after the Closing Date (other than pursuant to a Permitted Acquisition) and, after the applicable date specified in Section 5.16(a)(i), all franchisees on the Closing Date and those with respect to which the applicable Franchise Agreement is acquired after the Closing Date pursuant to a Permitted Acquisition) or Section 5.16(a)(i) (with respect to all franchisees on the Closing Date and those with respect to which the applicable Franchise Agreement is acquired after the Closing Date pursuant to a Permitted Acquisition) on or before the date required under such Section (it being understood that if, notwithstanding Borrowers’ commercially reasonable efforts, Borrowers are unable to insure that the applicable security interest referred to in such Sections is not a first priority security interest, then the accounts sourced by the applicable franchisee shall be excluded from Eligible Accounts) ;

(dd) Accounts that are sourced by a franchisee to the extent that such Accounts, together with all other Accounts sourced by such franchisee, exceed ten percent (10%) (or such higher percentage approved in writing by Administrative Agent from time to time, with respect to Accounts that are sourced by any specific franchisee identified in such writing) of all Eligible Accounts; and

(ee) Accounts that are sourced by a franchisee (i) as to which any one or more of the following events has occurred with respect to such franchisee: the filing by or against such franchisee of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such franchisee for the benefit of creditors; the appointment of a receiver or trustee for such franchisee or for any of the assets of such franchisee, including the appointment of or taking possession by a “custodian”, as defined in the Bankruptcy Code; the institution by or against such franchisee of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such franchisee; the sale, assignment, or transfer of all or substantially all of the assets of such franchisee; the nonpayment generally by such franchisee of its debts as they become due; or the cessation of the business of such franchisee as a going concern, (ii) that is in default in any material respects under the applicable Franchise Agreement between a Borrower and such franchisee, or (iii) if such Accounts are the subject of a dispute between such franchisee and the applicable Borrower.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Eligible Investment Grade Accounts” shall mean any Eligible Account as to which the Account Debtor is an Investment Grade Account Debtor.

“Eligible Non-Investment Grade Accounts” shall mean any Eligible Account as to which the Account Debtor is not an Investment Grade Account Debtor.

“Environmental Indemnity” shall mean each environmental indemnity made by any Loan Party with respect to Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with any Loan Party or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Availability” shall mean (a) on any determination date, other than the Closing Date, the amount by which Availability exceeds the Aggregate Revolving Credit Exposure of all Lenders and (b) on the Closing Date or any date on which the Administrative Agent determines the Payment Conditions are satisfied in its Permitted Discretion, the amount by which Availability exceeds the sum of (i) the Aggregate Revolving Credit Exposure of all Lenders plus (ii) trade payables that are due or unpaid more than 60 days after the original invoice date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.27) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.22, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.22 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excusable Delays” shall mean a delay caused by unusually adverse weather conditions which would not be reasonably accounted for in the Office Project Contracts, fire, earthquake or other acts of God, strikes, lockouts, acts of public enemy, riots or insurrections or any other unforeseen circumstances or events beyond the control of the Loan Parties (except financial circumstances or events or matters which may be resolved by the payment of money), and as to which the Loan Parties notify the Administrative Agent in writing within ten (10) days after such occurrence.

“Existing Loan Agreement” shall mean that certain Loan Agreement, dated as of July 11, 2019, by and among Holdings, Hire Quest, L.L.C., certain other subsidiaries of Holdings party thereto, and Truist Bank, as successor to Branch Banking and Trust Company, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Lender” shall mean Truist Bank, as successor to Branch Banking and Trust Company.

“Existing Letters of Credit” shall mean the letters of credit issued and outstanding under the Existing Loan Agreement as set forth on Schedule 2.24.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).

“Fee Letter” shall mean that certain amended and restated fee letter dated as of the Closing Date, executed by Truist Securities, Inc. and Truist Bank and accepted by the Borrower Representative.

“Fiscal Month” shall mean any fiscal month of the Loan Parties.

“Fiscal Quarter” shall mean any fiscal quarter of the Loan Parties.

“Fiscal Year” shall mean any fiscal year of the Loan Parties.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean zero percent (0%) per annum.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary of a Loan Party that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Franchise Agreement” means any franchise agreement between a Borrower and the franchisee named therein.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“General Contract” shall mean the agreement by and between Borrowers and the Contractor for the construction of the Office Project and Office Project Improvements, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

“Governmental Authority” shall mean the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean (i) each Loan Party that is not a Borrower and (ii) any other Person that guarantees payment or performance of the Obligations from time to time.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its Permitted Discretion for Secured Hedging Obligations then provided to any Loan Party by a Lender-Related Hedge Provider or outstanding.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (i) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Increasing Lender” shall have the meaning set forth in Section 2.25(b).

“Incremental Tranche A Revolving Commitment” shall have the meaning set forth in Section 2.25.

“Incremental Tranche A Revolving Commitment Amount” shall have the meaning set forth in Section 2.25.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (a) trade payables incurred in the ordinary course of business and (b) accrued expenses incurred in the ordinary course of business and not yet due and payable); (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Information Certificate” shall mean the Information Certificate dated as of the date hereof delivered by the Loan Parties to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Information Memorandum” shall mean any Confidential Information Memorandum relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents required by Administrative Agent after the Closing Date.

“Intellectual Property” shall mean all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” shall mean any claim or assertion (whether in writing, by suit or otherwise) that a Loan Party’s or any of its Subsidiaries' ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another Person's Intellectual Property.

“Intellectual Property Security Agreement” shall mean any Intellectual Property Security Agreement executed by a Loan Party owning Intellectual Property in favor of the Administrative Agent for the benefit of the Secured Parties.

“Interest Period” shall mean the period commencing on the date of this Agreement and ending on the day that is immediately prior to the numerically corresponding day of each subsequent month or such other period for interest rate adjustments as set forth herein; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and (b) any Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent period, shall end on the last Business Day of each subsequent period.

“Investment Grade Account Debtor” shall mean any Account Debtor with a corporate credit rating of BBB- or higher from S&P and a corporate family rating of Baa3 or higher by Moody’s.

“Investment Grade Accounts Formula Amount” shall mean, on any date of determination thereof, (a) with respect to the Tranche A Borrowing Base, an amount equal to 90% of the net amount of Eligible Investment Grade Accounts on such date and (b) with respect to the Tranche A-1 Borrowing Base, an amount equal to the Tranche A-1 Borrowing Base Advance Rate of the net amount of Eligible Investment Grade Accounts. As used herein, the phrase “net amount of Eligible Investment Grade Accounts” shall mean the face amount of such Eligible Investment Grade Accounts on any date less, without double counting, any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Eligible Investment Grade Accounts at such date.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA” shall mean International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

“Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.24.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $20,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arranger” shall mean Truist Securities, Inc., in its capacity as sole lead arranger and sole bookrunner in connection with this Agreement.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into any Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided written notice to the Administrative Agent within ten (10) days following the later of the Closing Date or the consummation of the Hedging Transaction which has been acknowledged by the Borrower Representative of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Secured Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider, and in no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.24 by the Issuing Bank for the account of the Borrowers pursuant to the LC Commitment and any Existing Letter of Credit.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Funded Debt as of such date to (ii) Consolidated EBITDA for the twelve consecutive Fiscal Months ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“LIBOR Index Rate” shall mean the Screen Rate determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable Interest Period; provided that if said rate as provided above would be less than zero percent (0%), then LIBOR Index Rate shall be deemed to be zero percent (0%).

“LIBOR Index Rate Borrowing” shall mean a Borrowing comprised of LIBOR Index Rate Loans.

“LIBOR Index Rate Loan” shall mean a Loan bearing interest at a rate based upon the LIBOR Index Rate.

“LIBOR Index Rate Revolving Loan” shall mean a Revolving Loan that bears interest based upon the LIBOR Index Rate.

“LIBOR Index Rate Term Loan” shall mean all or any portion of the Term Loan that bears interest based upon the LIBOR Index Rate.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Lien Waiver” shall mean each agreement granted to the Administrative Agent from any landlord, lessor, warehouseman, processor, shipper, customs broker, freight forwarder, bailee or other third party with respect to the Collateral, in form and substance satisfactory to the Administrative Agent.

“Link Staffing” shall mean Link Staffing Services Corporation.

“Link Staffing Acquisition” shall mean the purchase by HQ Link of the franchisee relationships and certain other assets of the Link Staffing Sellers from the Link Staffing Sellers pursuant to the terms of the Link Staffing Acquisition Agreement.

“Link Staffing Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of February 12, 2021, among HQ Link and the Link Staffing Sellers.

“Link Staffing Acquisition Documents” shall mean, collectively, the Link Staffing Acquisition Agreement and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

“Link Staffing Sellers” shall mean, collectively, Link Staffing Services Corporation, Franlink, Inc. and Stafflink, Inc.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Swingline Borrower, all Borrowing Base Certificates, all Compliance Certificates, any Subordination Agreements, any Credit Card Processor Agreements, any Guaranties executed by any Loan Party in favor of the Administrative Agent, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing or any transactions relating hereto (excluding any such instruments, agreements, documents and writings that solely evidence or govern any Hedging Transactions, Hedging Obligations, Bank Products or Bank Product Obligations).

“Loan Parties” shall mean each Borrower, each Guarantor, and any other Person that is liable for the payment of any Obligations or that has granted a Lien on its assets in favor of the Administrative Agent to secure any Obligations.

“Loans” shall mean all Revolving Loans (including any Agent Advances), Swingline Loans and the Term Loan in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.25.

“March 2021 Acquisitions” shall mean, collectively, the Link Staffing Acquisition and the Snelling Staffing Acquisition.

“March 2021 Acquisition Agreements” shall mean, collectively, the Link Staffing Acquisition Agreement and the Snelling Staffing Acquisition Agreement.

“March 2021 Acquisition Documents” shall mean, collectively, the Link Staffing Acquisition Documents and the Snelling Staffing Acquisition Documents.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Loan Parties and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all leases of Real Estate, (iv) the Related Transaction Documents, (v) the Franchise Agreements, (vi) the Office Project Contracts and (vii) all other agreements, documents, contracts, indentures and instruments pursuant to which (a) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $1,000,000 or more (other than any agreements related to any Borrower’s workers’ compensation insurance programs), (b) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $1,000,000 or more in the ordinary course of business or (c) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of any Loan Party or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor acceptable to the Administrative Agent.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages (including, without limitation, the Real Estate located at 0 Springhall Drive, Goose Creek, South Carolina, 107 Springhall Drive, Goose Creek, South Carolina and 111 Springhall Drive, Goose Creek, South Carolina), including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.13.

“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Loan Party, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Loan Party, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Consenting Lender” shall have the meaning set forth in Section 2.27.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Investment Grade Accounts Formula Amount” shall mean, on any date of determination thereof, (a) with respect to the Tranche A Borrowing Base, an amount equal to 85% of the net amount of Eligible Non-Investment Grade Accounts on such date, and (b) with respect to the Tranche A-1 Borrowing Base, an amount equal to the Tranche A-1 Borrowing Base Advance Rate of the net amount of Eligible Non-Investment Grade Accounts on such date. As used herein, the phrase “net amount of Eligible Non-Investment Grade Accounts” shall mean the face amount of such Eligible Non-Investment Grade Accounts on any date less, without double counting, any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Eligible Non-Investment Grade Accounts at such date.

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Loan Party or one or more of its Subsidiaries primarily for the benefit of employees of any Loan Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean (i) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (ii) all Secured Hedging Obligations and (iii) all Secured Bank Product Obligations, in each case, together with all renewals, extensions, modifications and refinancings of any of the foregoing; provided that, with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Office Project” shall mean the construction of an office building and other Improvements at the Office Project Premises.

“Office Project Contracts” shall mean the General Contract, all other construction and engineering contracts, any construction management contracts, architectural contracts and other material Office Project agreements, and any supplements or amendments thereto, and, at the Administrative Agent’s request, any subcontracts.

“Office Project Improvements” shall mean the office building to be constructed on the Office Project Premises.

“Office Project Premises” shall mean the Real Estate owned by HQ Real Property and located at 107 Springhall Drive, Goose Creek, Berkeley County, South Carolina 29445.

“Operating Budget” shall mean a pro-forma operating budget for the Office Project, setting forth a line item breakdown of all costs and expenses incurred or estimated to be incurred with respect to the Office Project Improvements and relevant assumptions.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Overadvance” shall have the meaning set forth in Section 2.5(a).

“Paid in Full” or “Payment in Full” shall mean, with respect to the Obligations, (a) the payment in full in cash of all outstanding Loans and the termination of all Commitments; (b) the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 103% of the aggregate LC Exposure of all Lenders; (c) the payment in full of all accrued and unpaid interest, fees and expenses in respect of the Obligations (including any interest, fees and expenses accruing during an insolvency proceeding (whether or not allowed in such proceeding)); (d) the Cash Collateralization of all other Obligations that are contingent in nature or unliquidated at such time (other than contingent indemnification obligations with respect to claims that are not yet known); (e) the payment in full of all other Obligations; and (f) to the extent requested by the Administrative Agent, receipt by the Administrative Agent and the other Secured Parties of a release from the Loan Parties in form and substance acceptable to the Administrative Agent.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Security Agreement.

 “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“Payment Conditions” shall mean, with respect to any applicable transaction on any date:

(i) no Default or Event of Default has occurred or is continuing or would result from such applicable transaction, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects before and after giving effect to such transaction;

(ii) (a) with respect to any such date occurring prior to October 1, 2021, after giving effect to such applicable transaction on a pro forma basis (including the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), (i) Excess Availability plus Qualified Cash, as of the date of such applicable transaction, is greater than or equal to the greater of (A) $6,000,000 and (B) 10% of the Aggregate Revolving Commitment Amount and (ii) the Consolidated Fixed Charge Coverage Ratio is not less than 1.15:1.00, calculated as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(a) or

(b); with respect to any such date occurring on or after October 1, 2021, after giving effect to such applicable transaction on a pro forma basis (including the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), (i) Excess Availability plus Qualified Cash, as of the date of such applicable transaction, is greater than or equal to the greater of (A) $6,000,000 and (B) the lesser of 20% of (x) the Borrowing Base and (y) the Aggregate Revolving Commitment Amount and (ii) the Consolidated Fixed Charge Coverage Ratio is not less than 1.15:1.00, calculated as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(a) or (b); and

(iii) Administrative Agent shall have received a certificate, dated as of the date of the applicable transaction and signed by the chief financial officer of each Loan Party, demonstrating satisfaction of the Payment Conditions.

“Payment Office” shall mean the office of the Administrative Agent located at 3333 Peachtree Road, NE, Atlanta, Georgia 30326, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Representative and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition by a Borrower that occurs when the following conditions have been satisfied:

(i)           before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (to the extent permitted by this Agreement), the Payment Conditions shall have been satisfied;

(ii)           the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed and all transaction costs) (x) does not exceed $20,000,000, or (y) taken together with the aggregate consideration for all Permitted Acquisitions consummated after the Closing Date and prior to the date thereof, does not exceed $75,000,000 (excluding in each case the March 2021 Acquisitions);

(iii)           at least ten (10) days prior to the date of the consummation of such Acquisition, the Borrower Representative shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent; provided that the acquisition agreement and related documents initially may be provided in draft form with the finalized documents to be provided within a reasonable period of time prior to the closing of such acquisition;

(iv)           such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(v)           the Person or assets being acquired are in compliance with Section 7.3(b);

(vi)           such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(vii)           the Person or assets being acquired shall have positive EBITDA (other than Acquisitions with a purchase price not in excess of $5,000,000 individually or in the aggregate) (calculated in a manner substantially similar to “Consolidated EBITDA” to the extent provisions of such definition are relevant) for the 12-month period ending on the date of such Acquisition, as determined based upon financial statements for the most recently completed fiscal year and the most recent interim financial period completed within 45 days prior to the date of consummation of such Acquisition;

(viii)           before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, each Borrower is Solvent;

 (x)           the Borrowers execute and deliver, or cause their Subsidiaries to execute and deliver, all joinder agreements, guarantees, Collateral Documents and other related documents required under Section 5.12; and

(xi)           the Borrower Representative has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Equity” shall mean equity of Holdings issued in connection with an Acquisition.

“Permitted Investments” shall mean:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and in either case maturing within six months from the date of acquisition thereof;

(iii)            certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)            fully collateralized repurchase agreements with a term of not more 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)            mutual funds investing substantially all of its assets in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” shall mean Liens expressly permitted by Section 7.2.

“Permitted Subordinated Debt” shall mean any Indebtedness of any Loan Party or any of its Subsidiaries that is approved by Administrative Agent in its Permitted Discretion and is subordinated to the Obligations in a manner satisfactory to the Administrative Agent and evidenced by the Subordinated Debt Documents or other documents acceptable to the Administrative Agent.

“Permitted Third Party Bank” shall mean (i) any Lender or Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time an Account Control Agreement was entered into with such Person and (ii) any other bank or other financial institution acceptable to Administrative Agent, in the case of each of clauses (i) and (ii), with whom any Loan Party maintains a Controlled Account and with whom an Account Control Agreement has been executed.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which any Loan Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Plans and Specifications” shall mean the final plans and specifications for the construction of the Office Project on the Office Project Premises, as submitted to the Administrative Agent on or before the Closing Date, and all amendments and modifications thereof approved by the Administrative Agent.

“Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Closing Date by and among the Loan Parties and the Administrative Agent and acknowledged by the direct and indirect Subsidiaries of Holdings.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Properly Contested” shall mean, with respect to any obligation of any Person, (i) such obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (ii) such obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (iii) adequate reserves are being maintained with respect to such obligation if required by and in accordance with GAAP; (iv) the failure to make payment is not reasonably expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Person; (v) no Lien is imposed on the assets of such Person, unless bonded and stayed to the satisfaction of the Administrative Agent; and (vi) if such obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal, or mixed or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt” shall mean public debt issued by Holdings in connection with an Acquisition.

“Qualified Appraisal” shall mean, with respect to any Property, an appraisal of such Property conducted in a manner and with such scope and using such methods as are acceptable to the Administrative Agent by an appraiser selected by, or acceptable to, the Administrative Agent, the results of which are reasonably satisfactory to the Administrative Agent; provided, that, without limiting the generality of the foregoing, all Real Estate appraisals must be compliant with The Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended.

“Qualified Cash” shall mean the amount of unrestricted cash of a Loan Party maintained at Truist Bank in an unrestricted deposit account (other than an Excluded Account), which deposit account is subject to the Administrative Agent’s first priority perfected Lien.

“Real Estate” shall mean all real property owned or leased by a Loan Party or any of its Subsidiaries.

“Real Estate Conditions” shall have the meaning set forth in Section 5.16(f).

“Real Estate Documents” shall mean, collectively, Mortgages covering all Real Estate owned by the Loan Parties, duly executed by each applicable Loan Party, together with (i) lender title insurance policies and endorsements, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, zoning reports, building permits and certificates of occupancy, in each case relating to such Real Estate and satisfactory in form and substance to the Administrative Agent, (ii) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to the Administrative Agent, (iii) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority Lien on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (iv) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel satisfactory to the Administrative Agent, (v) a duly executed Environmental Indemnity with respect thereto, (vi) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental reports and (vii) such other reports, documents, instruments, opinions and agreements as the Administrative Agent shall request, each in form and substance reasonably satisfactory to the Administrative Agent.

“Recipient” shall mean, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Bank.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for any calendar month, (1) if such Benchmark is the LIBOR Index Rate, approximately 11:00 a.m. (London time) as of the date that is two Business Days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Index Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, collectively, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates, and the respective successors and assigns of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the March 2021 Acquisition Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean, collectively, the March 2021 Acquisitions, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rent Reserve” shall mean, with respect to any location not owned by a Loan Party (i) all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairmen, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral and (ii) an amount equal to three (3) months’ rental expense for such location (or such other amount as the Administrative Agent may deem appropriate in its Permitted Discretion; provided, that there shall be no Rent Reserve with respect to any such location with respect to which the Administrative Agent has received a Lien Waiver.

“Replacement Lender” shall have the meaning set forth in Section 2.27.

“Reporting Trigger Period” shall mean any period:

(i)           from any date that Excess Availability is less than the greater of (x) 20% of the lesser of the Aggregate Revolving Commitment Amount and the Borrowing Base and (y) $7,500,000 (the “Reporting Trigger Threshold”), in each case, to the date that Availability shall have been at least the Reporting Trigger Threshold for thirty (30) consecutive calendar days; or

(ii)           when any Default or Event of Default exists.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the Aggregate Revolving Commitments and the aggregate outstanding Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders. Notwithstanding the foregoing, at any time there are two but no more than three Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Requirement of Law” shall mean, for any Person, the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary or appropriate. Without limiting the generality of the foregoing, the following reserves (without duplication) shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (i) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (ii) Bank Product Reserves; (iii) [reserved]; (iv) [reserved]; (v) reserves for any required royalty or similar licensing payments; (vi) Rent Reserves; (vii) reserves for any other matter that has a negative impact on the value of the Collateral, including, without limitation, for any tax existing on the Closing Date; (viii) the Dilution Reserve, (ix) any amounts which any Loan Party is obligated to pay pursuant to the provisions of any of the Loan Documents that Administrative Agent elects to pay for the account of such Loan Party in accordance with any of the Loan Documents and (x) reserves for claims, indemnification obligations and other potential setoffs owed by a Borrower to an Account Debtor with respect to any Eligible Account, as determined by Administrative Agent in its Permitted Discretion; provided, that absent the existence of an Event of Default, Administrative Agent will not establish any reserves for amounts owing by Borrowers to franchisees or amounts owing by Borrowers in respect of payroll.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI and delivering any Borrowing Base Certificates, the chief executive officer, the chief financial officer or the treasurer of the Borrower Representative and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the chief legal officer, or any executive vice president of any Loan Party or such other representative of such Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Borrowing” shall mean a Borrowing of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the Tranche A Revolving Commitment and the Tranche A-1 Revolving Commitment of such Lender.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the Tranche A Revolving Credit Exposure and the Tranche A-1 Revolving Credit Exposure of such Lender.

“Revolving Loan” shall mean a Tranche A Revolving Loan or a Tranche A-1 Revolving Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to the Administrative Agent.

“Sanctioned Country” shall mean, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” shall mean, at any time, (i) any Person that is the subject or target of any Sanctions, (ii) any Person located, organized, operating or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (iii) any other relevant sanctions authority.

“Screen Rate” shall mean the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Administrative Agent on the determination date for deposits in U.S. Dollars offered in the London interbank market for one month.

“Secured Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party and any of its Subsidiaries to any Bank Product Providers arising with respect to any Bank Products.

“Secured Hedging Obligations” shall mean, collectively, all Hedging Obligations of any Loan Parties and any of its Subsidiaries to any Lender-Related Hedge Providers.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Agreement” shall mean that certain Guaranty and Security Agreement dated as of the date hereof made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent.

“Sellers” shall mean, collectively, the Link Staffing Sellers and the Snelling Staffing Sellers.

“Snelling Staffing” shall mean Snelling Staffing, LLC.

“Snelling Staffing Sellers” shall mean, collectively, Snelling Staffing, LLC, Snelling Services, LLC, Snelling Employment, LLC, Snelling Medical Staffing, LLC and Snelling Investments, Inc.

“Snelling Staffing Acquisition” shall mean the purchase by HQ Snelling of all of the assets of the Snelling Staffing Sellers from the Snelling Staffing Sellers pursuant to the terms of the Snelling Staffing Acquisition Agreement.

“Snelling Staffing Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of January 29, 2021, among HQ Snelling, Holdings, Snelling Holdings, LLC, and the Snelling Staffing Sellers.

“Snelling Staffing Acquisition Documents” shall mean, collectively, the Snelling Staffing Acquisition Agreement and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subordinated Debt Documents” shall mean all loan agreements, notes, guaranties and other material agreements governing or evidencing any Permitted Subordinated Debt and all other material documents relating thereto.

“Subordination Agreement” shall mean any subordination agreement among the holders of the Permitted Subordinated Debt, the Administrative Agent and the Loan Parties, in form and substance satisfactory to the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (ii) that is, as of such date, otherwise controlled, in each case, by the parent, by one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings.

“Supermajority Revolving Lenders” shall mean, at any time, Revolving Lenders holding more than 66 2/3% of the Aggregate Revolving Commitments at such time or, if the Revolving Lenders have no Revolving Commitments outstanding, then Revolving Lenders holding more than 66 2/3% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that, to the extent that any Revolving Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Supermajority Revolving Lenders. Notwithstanding the foregoing, at any time there are two but no more than three Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders), “Supermajority Revolving Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Swingline Borrowing" shall mean a Borrowing comprised of Swingline Loans.

“Swingline Commitment” shall mean, from and after the date Truist Bank is not the sole Lender, the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $6,000,000.

“Swingline Exposure” shall mean, at any time with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Revolving Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank, in its capacity as the swingline lender.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall mean, individually and collectively, Snelling Staffing and Link Staffing.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Loan” shall mean a term loan made by a Lender to the Borrowers pursuant to Section 2.7.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan to the Borrowers hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $3,153,500.

“Term Loan Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) June 29, 2036, (ii) the Tranche A Revolving Commitment Termination Date and (iii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Term SOFR” shall mean, for an interest period selected by the Administrative Agent as of the Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18 that is not Term SOFR.

“Threshold Amount” shall mean $750,000.

“Title Insurance Policy” shall mean an ALTA mortgagee’s title insurance policy to be issued by a national title insurance company in an amount from time to time acceptable to the Administrative Agent showing fee simple title to the Office Project Premises to be vested in HQ Real Property and insuring the Mortgage as a first Lien on the Office Project Premises, subject only to exceptions permitted by the Administrative Agent, and otherwise in form and substance acceptable to the Administrative Agent.

“Trademark” shall have the meaning assigned to such term in the Security Agreement.

“Tranche A Availability” shall mean, on any date of determination, an amount equal to the lesser of (i) the Aggregate Tranche A Revolving Commitments less the amount of Reserves established under Section 2.2(d) hereof and (ii) the Tranche A Borrowing Base as most recently reported by the Borrower Representative in accordance with this Agreement.

“Tranche A Availability Period” shall mean the period from the Closing Date to but excluding the Tranche A Revolving Commitment Termination Date.

“Tranche A Borrowing Base” shall mean, as of any date of determination by the Administrative Agent, from time to time, an amount equal to:

(a)
the sum of:

(1) the applicable Investment Grade Accounts Formula Amount, plus

(2) the applicable Non-Investment Grade Accounts Formula Amount, minus

(b)
the Reserves.

“Tranche A Overadvance” shall mean, on any date, the amount (if any) by which the Aggregate Tranche A Revolving Credit Exposure exceeds the lesser of the Aggregate Tranche A Commitments and the Tranche A Borrowing Base.

“Tranche A Revolving Commitment” shall mean, with respect to each Tranche A Revolving Lender, the commitment of such Tranche A Revolving Lender to make Tranche A Revolving Loans to the Borrowers and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Tranche A Revolving Lender on Schedule II, as such schedule may be amended pursuant to Section 2.25, or, in the case of a Person becoming a Tranche A Revolving Lender after the Closing Date, the amount of the assigned “Tranche A Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. For the avoidance of doubt, each Lender shall maintain a proportionate share of Tranche A Revolving Commitments that is equal to its proportionate share of Tranche A-1 Revolving Commitments and the Term Loan, subject to such Lender’s right to assign participations in its Commitments and Obligations in accordance with Section 10.4(d) hereof.

“Tranche A Revolving Commitment Termination Date” shall mean the earliest of (i) June 29, 2026, (ii) the date on which the Tranche A Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Tranche A Revolving Credit Exposure” shall mean, with respect to any Tranche A Revolving Lender at any time, the sum of the outstanding principal amount of such Tranche A Revolving Lender's Tranche A Revolving Loans, LC Exposure, Swingline Exposure and Agent Advance Exposure.

 “Tranche A Revolving Lender” shall mean each Lender which has a Tranche A Revolving Commitment (without giving effect to any termination thereof if there are any outstanding Letters of Credit or Swingline Loans) or which has any outstanding Tranche A Revolving Loans.

“Tranche A Revolving Loan” shall mean a loan made by a Tranche A Revolving Lender (other than the Swingline Lender) to the Borrowers under its Tranche A Revolving Commitment.

“Tranche A-1 Availability” shall mean, on any date of determination, an amount equal to the lesser of (i) the Aggregate Tranche A-1 Revolving Commitments less the amount of Reserves established under Section 2.2(d) hereof and (ii) the Tranche A-1 Borrowing Base as most recently reported by the Borrower Representative in accordance with this Agreement.

“Tranche A-1 Availability Period” shall mean the period from the Closing Date to but excluding the applicable date set forth in clause (i) of the definition of Tranche A-1 Revolving Commitment Termination Date.

“Tranche A-1 Borrowing Base” shall mean, as of any date of determination by the Administrative Agent, from time to time, an amount equal to:

(a)
the sum of:

(1) the applicable Investment Grade Accounts Formula Amount, plus

(2) the applicable Non-Investment Grade Accounts Formula Amount, minus

(b)
the Reserves.

“Tranche A-1 Borrowing Base Advance Rate” shall mean, on any date of determination, zero percent (-0-%).

“Tranche A-1 Revolving Commitment” shall mean, with respect to each Tranche A-1 Revolving Lender, the commitment of such Tranche A-1 Revolving Lender to make Tranche A-1 Revolving Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Tranche A-1 Revolving Lender on Schedule II, or, in the case of a Person becoming a Tranche A-1 Revolving Lender after the Closing Date, the amount of the assigned “Tranche A-1 Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, in each case, as such commitment may subsequently be increased or decreased pursuant to the terms hereof. For the avoidance of doubt, each Lender shall maintain a proportionate share of Tranche A-1 Revolving Commitments that is equal to its proportionate share of Tranche A Revolving Commitments and the Term Loan, subject to the right of such Lender to assign participations in the Commitments and Obligations in accordance with this Agreement, including under Section 10.4(d) hereof.

“Tranche A-1 Revolving Commitment Termination Date” shall mean the first to occur of (i) the later of (a) the date three (3) years following the Closing Date and (b) the first date thereafter when no Default or Event of Default then exists or would be caused by Payment in Full of the Tranche A-1 Revolving Loans and no Overadvance exists or would be caused by any payment of the Tranche A-1 Revolving Loans in connection with such termination of the Tranche A-1 Revolving Commitment, (ii) the Tranche A Revolving Commitment Termination Date, (iii) the date on which the Tranche A-1 Revolving Commitments are terminated pursuant to Section 2.10 and (iv) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Tranche A-1 Revolving Credit Exposure” shall mean, with respect to any Tranche A-1 Revolving Lender at any time, the sum of the outstanding principal amount of such Tranche A-1 Revolving Lender's Tranche A-1 Revolving Loans plus, to the extent not included in Tranche A Revolving Credit Exposure pursuant to the terms hereof, LC Exposure, Swingline Exposure and Agent Advance Exposure.

“Tranche A-1 Revolving Lender” shall mean each Lender which has a Tranche A-1 Revolving Commitment (without giving effect to any termination thereof if there are any outstanding Letters of Credit or Swingline Loans) or which has any outstanding Tranche A-1 Revolving Loans.

“Tranche A-1 Revolving Loan” shall mean a loan made by a Tranche A-1 Revolving Lender (other than the Swingline Lender) to the Borrowers under its Tranche A-1 Revolving Commitment.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Index Rate or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Loan Parties and their Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.22(g)(ii)(B)(iii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Borrower, any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Classifications of Loans and Borrowings

. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan”, “Swingline Loan” or “Term Loan”) or by Type (e.g. “LIBOR Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “LIBOR Index Rate Revolving Loan” or “LIBOR Index Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing” or “Swingline Borrowing”) or by Type (e.g. “LIBOR Index Rate Borrowing”).

Section 1.3. Accounting Terms and Determination

. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of Holdings delivered pursuant to Section 5.1(a); provided that if the Borrower Representative notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.4. Terms Generally

.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time. Any reference to a time herein shall be to such time in Atlanta, Georgia.

(b) All other capitalized terms contained in this Agreement and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Security, Securities Account, and Software.

Section 1.5. Divisions

. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6. LIBOR

(a) . The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority ("FCA"), the regulatory supervisor of LIBOR's administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark administration. This public statement constitutes a Benchmark Transition Event. To the extent the Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section 2.16(b) for any applicable tenors of USD LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.18(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Representative, pursuant to Section 2.18(e), of any change to the reference rates upon which the interest rate for LIBOR Index Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or the LIBOR Index Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.18(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.18(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Index Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities

. Subject to and upon the terms and conditions herein set forth, (i) the Tranche A Revolving Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Tranche A Revolving Lender severally agrees (to the extent of such Tranche A Revolving Lender’s Tranche A Revolving Commitment) to make Tranche A Revolving Loans to the Borrowers in accordance with Section 2.2(a); (ii) the Tranche A-1 Revolving Lenders hereby establish in favor of the Borrowers a “first-in, last-out” revolving credit facility pursuant to which each Tranche A-1 Revolving Lender severally agrees (to the extent of such Tranche A-1 Revolving Lender’s Tranche A-1 Revolving Commitment) to make Tranche A-1 Revolving Loans to the Borrowers in accordance with Section 2.2(b); (iii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.24; (iv) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (v) each Lender severally agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; (vi) each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans in the form of Agent Advances in accordance with Section 2.6; and (vii) each Lender severally agrees to make a Term Loan to the Borrowers on the Closing Date in a principal amount not exceeding such Lender’s Term Loan Commitment in accordance with Section 2.7; provided that in no event shall (A) the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed Availability, (B) the Aggregate Tranche A Revolving Credit Exposure exceed Tranche A Availability or (C) the Aggregate Tranche A-1 Revolving Credit Exposure exceed Tranche A-1 Availability.

Section 2.2. Revolving Loans

.

(a) Subject to the terms and conditions set forth herein, each Tranche A Revolving Lender severally agrees to make Tranche A Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Tranche A Revolving Commitments, to the Borrowers, from time to time during the Tranche A Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Tranche A Revolving Credit Exposure exceeding such Lender’s Tranche A Revolving Commitment or (b) the aggregate Tranche A Revolving Credit Exposure of all Tranche A Lenders exceeding Tranche A Availability. During the Tranche A Availability Period and subject to the satisfaction of the conditions contained in this Agreement (including Article III hereof), the Borrowers may borrow, prepay and reborrow Tranche A Revolving Loans in accordance with the terms and conditions of this Agreement; provided that, the Borrowers shall not be entitled to borrow or reborrow should there exist a Default of Event of Default.

(b) Subject to the terms and conditions set forth herein, each Tranche A-1 Revolving Lender severally agrees to make Tranche A-1 Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Tranche A-1 Revolving Commitments, to the Borrowers, from time to time during the Tranche A-1 Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Tranche A-1 Revolving Credit Exposure exceeding such Lender’s Tranche A-1 Revolving Commitment or (b) the aggregate Tranche A-1 Revolving Credit Exposure of all Tranche A-1 Lenders exceeding Tranche A-1 Availability. During the Tranche A-1 Availability Period and subject to the satisfaction of the conditions contained in this Agreement (including Article III hereof), the Borrowers may borrow, prepay and reborrow Tranche A-1 Revolving Loans in accordance with the terms and conditions of this Agreement; provided that, the Borrowers shall not be entitled to borrow or reborrow should there exist a Default or Event of Default.

(c) The Tranche A-1 Revolving Loans are intended by the parties hereto to be “first in, last-out” Revolving Loans. Therefore, except as otherwise expressly provided in this Agreement, if any Revolving Loans are outstanding at any time, they shall be deemed to be funded (and shall bear interest) as, first, Tranche A-1 Revolving Loans, up to the full amount of the Tranche A-1 Availability (less the amount of any Tranche A Overadvance) and, second, Tranche A Revolving Loans, up to the full amount of the Tranche A Availability.

(d) The Administrative Agent may in its Permitted Discretion impose Reserves against the Aggregate Revolving Commitments, the Tranche A Revolving Commitments or the Tranche A-1 Revolving Commitments for events, circumstances or conditions that the Administrative Agent determines in its Permitted Discretion could reasonably result in the payment of monies or other cash outlays in order to protect or preserve any Collateral or enforce the Administrative Agent’s first priority Lien upon any Collateral.

Section 2.3. Procedure for Revolving Borrowings

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(a) Subject to the terms and conditions of this Agreement, at any time that Truist Bank is the only Lender under this Agreement and notwithstanding the other procedures for Revolving Borrowings hereunder, Truist Bank, as the sole Lender, may make Revolving Loans hereunder into Borrowers’ designated operating account or other designated deposit account maintained with Truist Bank upon receipt of the written or oral request of Borrower Representative or in accordance with any treasury management services agreement between Borrowers and Truist Bank, such requested Revolving Loan shall be a LIBOR Index Rate Loan and (b) at any time that Truist Bank is not the sole Lender hereunder, the Borrower Representative shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each request for a Revolving Loan, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day).

(b) Subject to Section 2.18 and Section 2.19 each Revolving Borrowing shall consist entirely of LIBOR Index Rate Loans, as the Borrower Representative may request.

(c) Unless otherwise agreed to by Administrative Agent from time to time, the aggregate principal amount of each Borrowing shall not be less than $500,000 or a larger multiple of $50,000; provided that Loans made pursuant to Section 2.3(d), Section 2.3(e), Section 2.4, Section 2.6 or Section 2.24(d) may be made in lesser amounts as provided therein. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

(d) Unless payment is otherwise made by the Borrowers, the becoming due of any Obligation (whether principal, interest, fees, expenses or other charges, including for any Secured Bank Product Obligations) shall be deemed to be a request for a Revolving Borrowing on the due date in the amount due and the Revolving Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, the Administrative Agent may, at its option, charge such amount against any operating, investment or other account of the Borrowers maintained with the Administrative Agent or any of its Affiliates.

(e) The presentation for payment of a payment item in any operating account of any Borrower maintained at Truist Bank when there are insufficient funds to cover it shall be deemed to be a request for a Revolving Borrowing on the presentation date, in the amount of the payment item. Proceeds of the Revolving Loan may be disbursed directly to such operating account.

(f) Any request for Revolving Loans other than Swingline Loans under this Agreement (including any deemed requests for Revolving Loans) shall be deemed to be a request, first, for Tranche A-1 Revolving Loans, up to an aggregate amount equal to the Tranche A-1 Availability less the amount of the Tranche A Overadvance and, second, for Tranche A Revolving Loans, up to an aggregate amount equal to Tranche A Availability. To the extent there is at any time any change in the Aggregate Tranche A-1 Revolving Commitment, the Tranche A-1 Borrowing Base, the Aggregate Tranche A Revolving Commitment or the Tranche A Borrowing Base, the Administrative Agent shall be authorized and empowered to convert any Tranche A-1 Revolving Loans into Tranche A Revolving Loans, or vice versa, accordingly.

Section 2.4. Swingline Commitment

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(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion at any time after Truist Bank is not the sole Lender hereunder, make Swingline Loans to the Borrowers, from time to time during the Tranche A Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between (A) the Tranche A Availability and (B) the Aggregate Tranche A Revolving Credit Exposures; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to Section 2.18 and Section 2.19, all Swingline Loans shall be funded, and shall bear interest, as Tranche A Revolving Loans that are LIBOR Index Rate Loans.

(b) The Borrower Representative shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrowers to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Borrower Representative in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make a Revolving Loan in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Revolving Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan and which Revolving Loans will be deemed funded as a Tranche A Revolving Loan or Tranche A-1 Revolving Loan in accordance with Section 2.2(c).

(d) If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Lender’s obligation to make a Revolving Loan pursuant to Section 2.4(c) or to purchase participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5. Overadvances; Optional Overadvances

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(a)           If at any time the amount of the Aggregate Revolving Credit Exposure exceeds Availability or any other applicable limitation set forth in this Agreement, the Aggregate Tranche A Revolving Credit Exposure exceeds Tranche A Availability or any other applicable limitation set forth in this Agreement, or the Aggregate Tranche A-1 Revolving Credit Exposure exceeds Tranche A-1 Availability or any other applicable limitation set forth in this Agreement (including in each case, as applicable, the limitations on Swingline Loans, Agent Advances and Letters of Credit), such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swingline Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or an Event of Default. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swingline Lender shall make any Swingline Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swingline Loans, the Agent Advances and to Cash Collateralize LC Exposure in accordance with this Agreement, as appropriate, in an aggregate principal amount equal to such Overadvance.

(b)           Notwithstanding the foregoing or any other contrary provision of this Agreement, the Lenders hereby authorize the Administrative Agent in its sole discretion, to make (or cause the Revolving Lenders to make) Revolving Loans to the Borrowers, notwithstanding that an Overadvance exists or thereby would be created, in an aggregate amount outstanding at any time not to exceed the greater of 10% of the Aggregate Revolving Commitments and $6,500,000, so long as (i) after giving effect to such Revolving Loans, the outstanding Aggregate Revolving Credit Exposure does not exceed the Aggregate Revolving Commitment Amount and (ii) at the time of the making of any such Revolving Loans, the Administrative Agent does not believe that the Overadvance created by such Revolving Loans will be outstanding for more than ninety (90) days. The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swingline Lender and the Lenders and is not intended to benefit the Borrowers in any way. The Required Lenders may at any time revoke the Administrative Agent’s authority to make Overadvances pursuant to the preceding sentence of this Section 2.5(b). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

Section 2.6. Agent Advances.

(a) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) at any time that a Default or an Event of Default exists, (B) at any time that any of the other conditions precedent set forth in Article III have not been satisfied, or (C) at any time that an Overadvance exists or would result from any Agent Advance (as defined below), to make LIBOR Index Rate Loans (or, to the extent required pursuant to Section 2.18 or Section 2.18, Base Rate Loans) to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed the greater of 10% of the Aggregate Revolving Commitments and $6,500,000, which the Administrative Agent deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Borrower Representative written notice of any Agent Advance. In no event shall the Aggregate Revolving Credit Exposure, after giving effect to any Agent Advance, exceed the Aggregate Revolving Commitment Amount.

(b) The Agent Advances shall be payable on demand, shall be secured by the Collateral and shall constitute Obligations hereunder and shall be deemed funded as Tranche A Revolving Loans or Tranche A-1 Revolving Loans in accordance with Section 2.2(c) hereof. Each Agent Advance shall bear interest as a LIBOR Index Rate Loan (or, to the extent required pursuant to Section 2.18 or Section 2.19, Base Rate Loans). Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(c) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 10:00 a.m. as of such date, and each Lender's Pro Rata Share thereof. Each Lender shall before 1:00 p.m. on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its Pro Rata Share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Article III. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 8.1(g) or 8.1(h) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender's Pro Rata Share of the Aggregate Revolving Commitments and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender's participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.8.

Section 2.7. Term Loan Commitments

. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrowers on the date of satisfaction of the Real Estate Conditions in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans will be LIBOR Index Rate Loans. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Section 3.1 and Section 3.2 shall be deemed to constitute the Borrowers’ request to borrow the Term Loans on the Closing Date.

Section 2.8. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. on such proposed date to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date to an account maintained by the Borrowers with the Administrative Agent or, at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrower Representative to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

(d) Notwithstanding the provisions of this Section 2.8, the Borrowers shall not request, and the Tranche A Revolving Lenders shall be under no obligation to fund, any Tranche A Revolving Loan unless the Borrowers have borrowed the full amount of Tranche A-1 Availability. If any Tranche A-1 Revolving Loan is prepaid in whole or part pursuant to Section 2.13 or Section 2.14, any Revolving Loans to the Borrowers thereafter requested shall be Tranche A-1 Revolving Loans until the maximum principal amount of Tranche A-1 Revolving Credit Exposure equals the Tranche A-1 Availability less the amount of any Tranche A Overadvance at such time.

(e) After giving effect to any Revolving Borrowings, (i) the Aggregate Revolving Credit Exposure shall not exceed Availability, (ii) the Aggregate Tranche A Revolving Credit Exposure shall not exceed the Tranche A-1 Availability and (iii) the Aggregate Tranche A-1 Revolving Credit Exposure shall not exceed the Tranche A-1 Availability.

Section 2.9. [Reserved].

Section 2.10. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, (i) all Tranche A Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Tranche A Revolving Commitment Termination Date and (ii) all Tranche A-1 Revolving Commitments shall terminate on the Tranche A-1 Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.7.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Tranche A Revolving Commitments in part or terminate the Tranche A Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Tranche A Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.10(b) shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Tranche A Revolving Commitment Amount to an amount less than the Tranche A Revolving Credit Exposure. Any such reduction in the Tranche A Revolving Commitment Amount below the principal amount of either of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment, respectively.

(c) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Tranche A-1 Revolving Commitments in part or terminate the Tranche A-1 Revolving Commitments in whole; provided that the Tranche A-1 Revolving Commitments may not be reduced or terminated unless and until (i) the Tranche A Revolving Commitments are terminated in accordance with this Agreement, all Tranche A Revolving Loans are Paid in Full and all outstanding Letters of Credit are Cash Collateralized or (ii)(x) after giving pro forma effect to such termination and the Payment in Full of the Tranche A-1 Revolving Loans in connection therewith, Excess Availability shall be greater than 20% of Tranche A Availability and (y) no Default or Event of Default then exists or would be caused by such payment; provided further that (i) any partial reduction shall apply to reduce proportionately and permanently the Tranche A-1 Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.10(c) shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Tranche A-1 Revolving Commitment Amount to an amount less than the Tranche A-1 Revolving Credit Exposure.

(d) With the prior written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis vis-à-vis the other Lenders) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.28 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

(e) In the event that the Tranche A Revolving Commitments are terminated, the Tranche A-1 Revolving Commitments shall be automatically terminated.

Section 2.11. Repayment of Loans.

(a) The outstanding principal amount of all Tranche A Revolving Loans, Swingline Loans, Agent Advances and other Obligations (including accrued and unpaid interest thereon) other than Tranche A-1 Revolving Loans and Term Loans shall be due and payable on the Tranche A Revolving Commitment Termination Date.

(b) The outstanding principal amount of all Tranche A-1 Revolving Loans (including accrued and unpaid interest thereon) shall be due and payable on the Tranche A-1 Revolving Commitment Termination Date.

(c) The Borrowers jointly and severally unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in equal monthly installments of $17,519.44 commencing on August 1, 2021 and continuing on the first day of each month thereafter (and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement):

provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the earlier of (i) the Term Loan Maturity Date or (ii) the Tranche A Revolving Commitment Termination Date.

Section 2.12. Evidence of Indebtedness; Repayment of Loans.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Tranche A Revolving Commitment, the Tranche A-1 Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C-1, Exhibit C-2 and Exhibit D or in such form as otherwise approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.13. Optional Prepayments

.  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not less than one (1) Business Day prior to the date of such prepayment or, in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment; provided, that, the Tranche A-1 Revolving Loans may not be prepaid unless (a) the outstanding amount of all Tranche A Revolving Loans is zero and all outstanding Letters of Credit are Cash Collateralized, in each case, before and after giving effect to such prepayment or (b) such prepayment is made in connection with the termination of all Tranche A-1 Revolving Commitments and all conditions thereto are satisfied. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15(c). Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of the Term Loan, to principal installments in inverse order of maturity.

Section 2.14. Mandatory Prepayments.

(a) Immediately upon receipt by any Loan Party of any proceeds of any sale or disposition by any Loan Party of any of its assets (other than, at any time that all or any portion of the Term Loan is outstanding, the Real Estate of the Borrowers), or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings with respect thereto, or any earnings, balance sheet or similar adjustment payment under the March 2021 Acquisition Agreements, the Borrowers shall prepay the Revolving Loans in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates).

(b) No later than the Business Day following the date of receipt by any Loan Party of any proceeds from any issuance of Indebtedness not permitted by Section 7.1 or equity securities by any Loan Party, the Borrowers shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith; provided that the Borrowers shall not be required to prepay the Obligations with respect to proceeds of Capital Stock issued by any Borrower to members of management, directors, officers and employees pursuant to warrants or employee stock or option plans of such Borrower and its Subsidiaries or other warrants to stockholders. Any such prepayment shall be applied in accordance with subsection (c) of this Section.

(c) Any such prepayment under clause (a) or (b) of this Section 2.14 shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the Agent Advances to the full extent thereof; fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Tranche A Revolving Loans, until the same shall have been paid in full, pro rata to the Tranche A Lenders based on their respective Tranche A Revolving Commitments; seventh, to the principal balance of the Tranche A-1 Revolving Loans, until the same shall have been paid in full, pro rata to the Tranche A-1 Lenders based on their respective Tranche A-1 Revolving Commitments; and eighth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon, provided, that, at any time that an Event of Default has occurred, at Administrative Agent’s option or at the request of Required Lenders, such amounts shall be distributed in accordance with Section 8.2 regardless of whether such amounts constitute “Collateral.” The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fourth through eighth above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(d) If at any time the Aggregate Revolving Credit Exposure exceeds Availability, the Aggregate Tranche A Revolving Credit Exposure exceeds the Tranche A Availability or the Aggregate Tranche A-1 Revolving Credit Exposure exceeds the Tranche A-1 Availability, in each case, after giving effect to any reduction in the Aggregate Revolving Commitments pursuant to Section 2.10 or otherwise, the Borrowers shall immediately repay the Swingline Loans, Revolving Loans and Agent Advances in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount. Each such prepayment shall be applied as follows: first, to the Agent Advances to the full extent thereof; second, to the Swingline Loans to the full extent thereof; third, to the Tranche A Revolving Loans to the full extent thereof; fourth, to the Tranche A-1 Revolving Loans to the full extent thereof; and fifth to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon, provided, that, at any time that an Event of Default has occurred, at Administrative Agent’s option or at the request of Required Lenders, such amounts shall be distributed in accordance with Section 8.2.

(e) During any such time that all or any portion of the Term Loan is outstanding, immediately upon receipt by any Borrower of any proceeds of any sale or disposition by any Borrower of any of the Real Estate of the Borrowers, the Borrowers shall prepay the Term Loan in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with Section 2.14(g).

(f) During any such time that all or any portion of the Term Loan is outstanding, the Borrowers shall prepay the Term Loan in an amount equal to the amount by which the principal balance of the Term Loan exceeds 85% of the fair market value of the Real Estate of the Borrowers, as determined pursuant to the most recent Qualified Appraisal. Any such prepayment shall be applied in accordance with Section 2.14(g).

(g) Any prepayments made by the Borrowers pursuant to Section 2.14(e) or Section 2.14(f) shall be applied as follows: first, to the principal balance of the Term Loan, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loan, and applied to installments of the Term Loan in inverse order of maturity, then in the manner provided in Section 2.14(c).

Section 2.15. Interest on Loans.

(a) The Borrowers shall, jointly and severally, pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each LIBOR Index Rate Loan at the LIBOR Index Rate plus the Applicable Margin in effect from time to time.

(b) Notwithstanding Section 2.15(a), at the option of the Administrative Agent (in its discretion or at the direction of Required Lenders) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrowers shall, jointly and severally, pay interest (“Default Interest”) with respect to all Loans and other Obligations at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Loans and, with respect to all other Obligations (other than Loans), at the rate 200 basis points above the rate applicable to Tranche A Revolving Loans; provided that, in the Administrative Agent’s sole discretion, such interest shall accrue at the Base Rate plus a rate per annum equal to 200 basis points above the otherwise applicable Applicable Margin for such Loans.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable monthly in arrears on the first Business Day of each calendar month, on the Tranche A Revolving Commitment Termination Date, Tranche A-1 Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be. Interest on any Loan which is repaid or prepaid shall be payable on the date of such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower Representative and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(e) The LIBOR Index Rate on the date hereof is 0.9613% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 2.7113% per annum for Tranche A Revolving Loans and 2.9613% per annum for Term Loans.

Section 2.16. Fees.

(a) The Borrowers shall, jointly and severally, pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower Representative and the Administrative Agent.

(b) The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender (i) with respect to the Tranche A Revolving Commitment, a commitment fee, which shall accrue at a rate of 0.25% per annum on the average daily amount of the unused Tranche A Revolving Commitment of such Lender during the Tranche A Availability Period, and (ii) with respect to the Tranche A-1 Revolving Commitment, a commitment fee, which shall accrue at a rate of 0.25% per annum on the average daily amount of the unused Tranche A-1 Revolving Commitment] of such Lender during the Tranche A-1 Availability Period. For purposes of computing the commitment fee, the Tranche A Revolving Commitment of each Tranche A Revolving Lender shall be deemed used to the extent of the outstanding Tranche A Revolving Loans and LC Exposure, but not Swingline Exposure and Agent Advance Exposure, of such Tranche A Revolving Lender.

(c) The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Tranche A Revolving Loans that are LIBOR Index Rate Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including any LC Exposure that remains outstanding after the Tranche A Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum, which shall accrue at the rate set forth in the Fee Letter on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Tranche A Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, at any time Default Interest is applicable under Section 2.15(b), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d) The Borrowers shall, jointly and severally, pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. In addition, the Borrowers shall jointly and severally pay on the Closing Date to the Lenders all upfront fees previously agreed in writing, including any upfront fees due and payable under the Fee Letter.

(e) Accrued fees under Sections 2.16(b) and 2.16(c) shall be payable monthly in arrears on the first Business Day of each calendar month, and on the Tranche A Revolving Commitment Termination Date and Tranche A-1 Revolving Commitment Termination Date, as applicable, (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Tranche A Revolving Commitment Termination Date or Tranche A-1 Revolving Commitment Termination Date shall be payable on demand.

Section 2.17. Computation of Interest and Fees

. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.18. Inability to Determine Interest Rates

.

(a)           If:

(i)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Index Rate (including, without limitation, because the Screen Rate is not available or published on a current basis), or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Index Rate will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Index Rate Loans, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower Representative and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make LIBOR Index Rate Loans shall be suspended and (ii) all LIBOR Index Rate Loans shall be immediately converted into Base Rate Loans unless the Borrowers prepay such Loans in accordance with this Agreement.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice.

(d)           In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)           The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of a Benchmark and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(f)           Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a LIBOR Index Rate Borrowing to be made during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the then-current Benchmark will not be used in any determination of Base Rate.

Section 2.19. Illegality.

  If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder or to make, maintain or fund any LIBOR Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIBOR Index Rate Loans, or to continue outstanding Loans as LIBOR Index Rate Loans, shall be suspended. In the case of the making of a LIBOR Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing and, if the affected LIBOR Index Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the month in which such notice is provided if such Lender may lawfully continue to maintain such LIBOR Index Rate Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBOR Index Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.20. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Index Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; or

(iii) impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any LIBOR Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining a LIBOR Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower Representative (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers shall, jointly and severally, pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower Representative (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers shall, jointly and severally, pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in Section 2.20(a) or 2.20(b) shall be delivered to the Borrower Representative (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.20 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.21. [Reserved].

Section 2.22. Taxes.

(a) Defined Terms. For purposes of this Section 2.22, the term “Lender” includes the Issuing Bank, and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall, jointly and severally, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.22(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.22, such Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.22(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower:

(A)           any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) whichever of the following is applicable:

(i)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.22-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.22-B or Exhibit 2.22-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.22-D on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.22 (including by the payment of additional amounts pursuant to this Section 2.22), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.22 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.22(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.22(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.22(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.22(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.22 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.23. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.20 or 2.22, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.20, 2.22 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.24. Letters of Credit.

(a) During the Tranche A Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.24(d) and Section 2.24(e), may, in its sole discretion, issue, at the request of the Borrower Representative, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Tranche A Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000 (or such lesser amount approved by the Administrative Agent on a case by case basis); and (iii) the Borrowers may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment, (B) the Aggregate Revolving Credit Exposure would exceed Availability (C) the Aggregate Tranche A Revolving Credit Exposure would exceed the Tranche A Availability, or (D) the Aggregate Tranche A-1 Revolving Credit Exposure would exceed the Tranche A-1 Availability; and (iv) the Borrowers shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries or, that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitments of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower Representative and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated, jointly and severally, to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower Representative shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Revolving Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank, which shall be for a Tranche A Revolving Loan or a Tranche A-1 Revolving Loan, as applicable, in accordance with Section 2.2(c); provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Revolving Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of all or any portion of the Aggregate Revolving Commitments, the Aggregate Tranche A Revolving Commitments or the Aggregate Tranche A-1 Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to Section 2.24(d) or 2.24(e) on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days after such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.15(b) for Tranche A Revolving Loans.

(g) If any Event of Default shall occur and be continuing on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding that the Borrowers’ reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this Section 2.24(g), the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 8.1(h) or 8.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrowers agree to execute any documents and/or certificates to effectuate the intent of this Section 2.24(g). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other Obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to Cash Collateralize their reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been waived in writing by the Administrative Agent and to the extent appliable, the Lenders.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower Representative a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrowers’ obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)           any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)           the existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)           any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)           any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.24, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers’ obligations hereunder; or

(vi)           the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower Representative when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower Representative shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.25. Increase of Commitments; Additional Lenders.

(a) From time to time after the Closing Date and in accordance with this Section 2.25, the Borrowers and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the Aggregate Tranche A Revolving Commitments (each such increase, an “Incremental Tranche A Revolving Commitment”) so long as the following conditions are satisfied:

(i)           the aggregate principal amount of all such Incremental Tranche A Revolving Commitments made pursuant to this Section 2.25 shall not exceed $20,000,000 (the principal amount of each such Incremental Tranche A Revolving Commitment, the “Incremental Tranche A Revolving Commitment Amount”);

(ii)           the Borrowers shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)           at the time of and immediately after giving effect to any such proposed increase, (x) no Default or Event of Default shall exist, (y) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and (z) since December 31, 2019, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)           [reserved];

(v)           the Borrowers and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Month for which financial statements are required to have been delivered, calculated as if all such Incremental Tranche A Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;

(vi)           any Incremental Tranche A Revolving Commitments shall have the same terms and conditions as the Tranche A Revolving Commitments, including interest rates, covenants, collateral and maturity (other than any arrangement, upfront or similar fees paid to the Lenders or the Administrative Agent under the Incremental Tranche A Revolving Commitments) and any commitment, arrangement, upfront or similar fees paid to the Lenders or the Administrative Agent under the Incremental Tranche A Revolving Commitments;

(vii)           after giving effect to the issuance of any Incremental Tranche A Revolving Commitment, each Lender shall maintain the same Pro Rata Share of each of the Aggregate Tranche A Revolving Commitments (after giving effect to the Incremental Tranche A Revolving Commitment), the Aggregate Tranche A-1 Revolving Commitments and the Term Loan, and each Lender agrees to make such assignments of its Tranche A-1 Revolving Commitments and the Term Loan in order for each Lender to hold such Pro Rata Share;

(viii)           the Borrowers shall satisfy all of the conditions set forth in Section 3.2 on the date of the issuance of the Incremental Tranche A Revolving Commitments;

(ix)           all other terms and conditions with respect to any such Incremental Tranche A Revolving Commitments shall be reasonably satisfactory to the Administrative Agent; and

(x)           the Loan Parties shall provide to the Administrative Agent and each Lender with respect to all Mortgaged Property (A) if required by the Administrative Agent, an updated "Life of Loan" Federal Emergency Management Agency Standard Flood Hazard determinations, (B) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each applicable Loan Party, and (C) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to each Lender.

(b) The Borrower Representative shall provide at least thirty (30) days’ prior written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Tranche A Revolving Commitment. The Borrower Representative may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Tranche A Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Tranche A Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within fifteen (15) days following receipt of such notice, specify in a written notice to the Borrower Representative and the Administrative Agent the amount of such proposed Incremental Tranche A Revolving Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Tranche A Revolving Commitment, and any decision by a Lender to increase its Tranche A Revolving Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Tranche A Revolving Commitment may be replaced with respect to its existing Tranche A Revolving Commitment as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower Representative and the Administrative Agent in writing about whether it will increase its Tranche A Revolving Commitment within fifteen (15) days after receipt of such notice, such Lender shall be deemed to have declined to increase its Tranche A Revolving Commitment. The Borrowers may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Tranche A Revolving Commitment. The Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Tranche A Revolving Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Tranche A Revolving Commitments of the Increasing Lenders plus the Tranche A Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Tranche A Revolving Commitment Amount.

(c) Subject to Sections 2.25(a) and 2.25(b), any increase requested by the Borrowers shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)           an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by each Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Tranche A Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)           such evidence of appropriate corporate authorization on the part of the Borrowers with respect to such Incremental Tranche A Revolving Commitment and such opinions of counsel for the Borrowers with respect to such Incremental Tranche A Revolving Commitment as the Administrative Agent may reasonably request;

(iii)           a certificate of the Borrower Representative signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in Section 2.25(a) has been satisfied;

(iv)           to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Tranche A Revolving Commitments issued by the Borrowers in accordance with Section 2.12; and

(v)           any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Tranche A Revolving Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Tranche A Revolving Commitments and Schedule II shall automatically be deemed amended accordingly.

Section 2.26. Mitigation of Obligations

. If any Lender requests compensation under Section 2.20, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.20 or Section 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.27. Replacement of Lenders.

  If (a) any Lender requests compensation under Section 2.20, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.20 or 2.22, as applicable) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender if agreed to by such Lender) (a “Replacement Lender”); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.22, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.28. Defaulting Lenders.

(a) Cash Collateral.

(i)           At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.28(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)           The Borrowers and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank and the other Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligations to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.28(a) or Section 2.28(b) in respect of Letters of Credit shall be applied to the satisfaction of the applicable Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.28(a) following (A) the elimination of the applicable LC Exposure (including by the termination of the Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.28(b) through 2.28(d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations; and provided, further, that, to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, and “Required Revolving Lenders” and in Section 10.2.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.28(a); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.28(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held pro rata by the Lenders in accordance with the applicable Commitments under the applicable facility without giving effect to subsection (iv) below). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.28(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           (A)           No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.16(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender.

(B)           Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.16(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.28(a).

(C)           With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the Aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.28(a).

(c) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.28(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.29. Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees to pay when due (without notice or demand or, if no due date is specified hereunder, upon demand) all principal of, and interest owed on, the Loans and all other Obligations.

(b) Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (iv) the failure by the Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or an Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claims against any other Loan Party for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any other Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Loan Party, against any or all of the Loan Parties to collect and recover all or any part of the Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under applicable law that might otherwise require the Administrative Agent to pursue or exhaust its remedies against any Collateral or any Loan Party before pursuing another Loan Party. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Obligations.

(c) No Reduction in Liability for Obligations. No payment or payments made by any Loan Party or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement and the other Loan Documents, each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until Payment in Full of the Obligations.

(d) Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Loan Documents. If, as of any date, the aggregate amount of payments made by any Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of the Paying Borrower by the Allocable Percentage of the Contributing Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payments of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided that the Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights of payment, subrogation, contribution and indemnity, that it may have from or against any other Loan Party, and any successor or assign of any other Loan Party, including any trustee, receiver or debtor in possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Payment in Full of all of the Obligations.

Section 2.30. Borrower Representative

. Each Borrower hereby designates Holdings as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent and the Lenders. Borrower Representative hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower. The Administrative Agent and the Lenders shall have the right, in their discretion, to deal exclusively with the Borrower Representative for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1. Conditions to Effectiveness.

  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent (for itself and, in the case of upfront fees, for the benefit of the Lenders) shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsels to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arranger.

(b) The Administrative Agent (or its counsels) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a certificate of the Secretary or Assistant Secretary of each Loan Party, in the form of Exhibit 3.1(b)(ii) attaching and certifying copies of its bylaws, partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv) a favorable written opinion of Nelson Mullins Riley & Scarborough LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent, the Issuing Bank and the Lenders);

(v) a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loans and any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects and (z) since the date of the financial statements of the Borrowers and their Subsidiaries and the Targets and their Subsidiaries described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi) a duly executed Notice of Borrowing for any initial Revolving Borrowing or, in the case of any Letter of Credit to be issued on the Closing Date, the written notice requesting such Letter of Credit required in accordance with Section 2.24(b);

(vii) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(viii) certified copies of all consents, approvals, authorizations, registrations filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, the Sellers or the Targets, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents and the Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations and filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(ix) copies of (A) the internally prepared quarterly financial statements of the Borrowers and their Subsidiaries and the Targets and their Subsidiaries on a consolidated basis for the Fiscal Quarter ended December 31, 2020, (B) the audited consolidated financial statements for the Borrowers and their Subsidiaries for the Fiscal Years ended December 31, 2018, December 31, 2019 and December 31, 2020 (or, if audited financial statements for the Fiscal Year ended December 31, 2020 are unavailable, consolidated unaudited financial statements, in each case, including balance sheets, income statements and cash flow statements, and (C) financial projections on a monthly basis for the Fiscal Years ending December 31, 2021 through December 31, 2026;

(x) [Reserved];

(xi) a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loan and any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(xii) the Security Agreement, duly executed by Holdings, each other Borrower and each other Loan Party, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, the Targets and their Subsidiaries, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens and Liens to be released on the Closing Date, (C) an Information Certificate, duly completed and executed by the Loan Parties, (D) a duly executed Intellectual Property Security Agreement, (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Loan Party (or, if the pledge of all of the voting Capital Stock of any Foreign Subsidiary would result in materially adverse tax consequences, limited to 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) and (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(xiii) [Reserved];

(xiv) Real Estate Documents, with respect to all Real Estate owned by the Loan Parties;

(xv) a Certificate Regarding Office Project, with true, correct and complete copies of the following documents attached (A) the Plans and Specifications for the Office Project, (B) the Operating Budget for the Office Project, (C) the Office Project Contracts, and (D) copies of all permits required for the completion of the Office Project;

(xvi) a duly executed Collateral Assignment of Office Project Contracts, Plans and Specifications and Permits;

(xvii) [Reserved];

(xviii) copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by Existing Lender or the administrative agent thereof, together with (A) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lender upon any of the personal property of each Loan Party and its Subsidiaries (B) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the real property of Loan Parties and their Subsidiaries, and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Lender;

(xix) a duly completed and executed Borrowing Base Certificate prepared as of February 28, 2021, which shall reflect that, upon giving effect to the initial funding of the Tranche A Revolving Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Excess Availability is not less than the greater of (A) $7,500,000 and (B) the lesser of 20% of the Borrowing Base and the Aggregate Revolving Commitments;

(xx) [Reserved];

(xxi) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as lender’s loss payee, additional insured or mortgagee, as the case may be, together with lender’s loss payable, additional insured and mortgagee endorsements in form and substance satisfactory to the Administrative Agent;

(xxii) at least five (5) days prior to the date of this Agreement, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering Requirements of Law including the Patriot Act and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party;

(xxiii) the Collateral Assignments, duly executed by the Loan Parties, together with the consent of the Sellers thereto; and

(xxiv) such other documents, certificates, information or legal opinions as the Administrative Agent or Required Lenders may reasonably request, all in form and substance satisfactory to the Administrative Agent or such Required Lenders.

(c) The Administrative Agent (or its counsel) shall have received certified copies of the March 2021 Acquisition Documents.

(d) The Loan Parties shall have completed all procedures necessary to establish treasury management services with Truist Bank in form and substance reasonably satisfactory to the Administrative Agent and shall have established the Collateral Reserve Account for the Borrowers.

(e) The Administrative Agent shall have completed all business and legal due diligence reasonably required by the Administrative Agent, including (i) completion of an initial field examination of all Accounts of the Borrowers by an auditor selected by, or acceptable to, the Administrative Agent and the Lead Arranger and a Qualified Appraisal and environmental review of all Real Estate of the Borrowers, the results of each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arranger; and (ii) the Administrative Agent’s satisfactory review of the capital structure of the Loan Parties.

Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2. Conditions to Each Credit Event.

  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.28(c) and the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c) since December 31, 2019, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Borrower Representative shall have delivered the required Notice of Borrowing or, in the case of the issuance, amendment, renewal or extension of any Letters of Credit, the required written notice requesting such Letter of Credit required in accordance with Section 2.24(b);

(e) the most recent Borrowing Base Certificate which shall have been duly completed, executed and delivered to the Administrative Agent pursuant to Section 5.1(h) shall demonstrate that, after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Overadvance shall exist; and

(f) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e).

Section 3.3. Delivery of Documents.

  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, represent and warrant, on behalf of themselves and the other Loan Parties, both before and after giving effect to the transactions under this Agreement and the Related Transactions, to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1. Existence; Power

. Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization

. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts

. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transaction Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents.

Section 4.4. Financial Statements

. The Borrowers have furnished to each Lender (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2018, December 31, 2019, and December 31, 2020 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, the audited consolidated balance sheet of the Targets and their Subsidiaries as of December 31, 2018 and December 31, 2019 (and consolidated balance sheets for the Fiscal Quarter ended in September 2020) and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Years then ended (or, in the case of 2020, the unaudited consolidated statements of income, shareholders’ equity, and cash flows for the Fiscal Quarter and three Fiscal Quarters ended in September 2020) prepared by the applicable accountants named therein (or, in the case of such unaudited financial statements, a Responsible Officer of the Loan Parties or an employee of the Targets), (ii) the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries and the Targets and their Subsidiaries as of February 28, 2021, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month then ended, certified by a Responsible Officer and (iii) financial projections as of the last day of each Fiscal Month for the Fiscal Years ending December 31, 2021 through December 31, 2026. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries and the Targets and their Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2019, there have been no changes with respect to the Borrowers and their Subsidiaries and the Targets and their Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation, claim or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrower, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement, any other Loan Document or Related Transaction Document.

(b) No Loan Party or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6. Compliance with Laws and Agreements

. Each Loan Party and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements and other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act.

  No Loan Party or any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes

. Each Loan Party, each of its Subsidiaries and each other Person for whose taxes any Loan Party or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by it, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being Properly Contested. The charges, accruals and reserves on the books of each Loan Party and each of its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. No Loan Party or any of its Subsidiaries has any obligation to pay or has any liability with respect to the Seller’s or any of its Affiliates’ tax liability other than as expressly provided in the Related Transaction Documents.

Section 4.9. Margin Regulations

. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA

. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. Except as set forth on Schedule 4.10, no Loan Party, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to any Loan Party or any of its Subsidiaries or any ERISA Affiliate. Each Loan Party, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No Loan Party, any of its Subsidiaries or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to any Loan Party or any of its Subsidiaries. No Loan Party sponsors, has ever sponsored, or has ever been a party to any Non-U.S. Plan.

Section 4.11. Ownership of Property; Insurance.

(a) Each Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all of the real and personal property material to the operation of its business including all such properties reflected in the most recent audited consolidated balance sheet of Borrowers and their Subsidiaries referred to in Section 4.4 or purported to have been acquired by the Loan Parties and its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business, as set forth on Schedule 4.11(a) or as permitted by Section 7.6), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of any Loan Party and its Subsidiaries are valid and subsisting and are in full force.

(b) Each Loan Party and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to the business of such Loan Party and its Subsidiaries, and the use thereof by such Loan Party and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of such Loan Party, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or any Subsidiary operates.

(d) Schedule 4.11(d) lists all Real Estate owned by each Loan Party as of the Closing Date, and such Schedule identifies the fair market value of such Real Estate as of the Closing Date.

Section 4.12. Disclosure

. (a) The Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum, if any, nor any of the reports (including all reports that each Loan Party is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)           As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13. Labor Relations

. There are no strikes, lockouts or other material labor disputes or grievances against any Loan Party or any of its Subsidiaries, or, to any Loan Party’s knowledge, threatened against or affecting any Loan Party or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against any Loan Party or any of its Subsidiaries, or, to any Loan Party’s knowledge, threatened against any of them before any Governmental Authority. All payments due from any Loan Party or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or any of the respective Subsidiaries are a party to any collective bargaining agreement or is in negotiations with any union employees regarding any collective bargaining agreement as of the Closing Date.

Section 4.14. Organizational Structure

. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrowers and the other Loan Parties and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date.

Section 4.15. Solvency

. After giving effect to the execution and delivery of the Loan Documents and the Related Transaction Documents, the making of the Loans under this Agreement and the consummation of the Related Transactions, each Loan Party is Solvent.

Section 4.16. Deposit and Disbursement Accounts

. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, securities accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account (and, if applicable, whether the account is a lockbox account), and the complete account number therefor.

Section 4.17. Collateral Documents.

(a) All Liens of the Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent's Liens.

(b) No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.

Section 4.18. [Reserved.]

Section 4.19. Material Agreements

. As of the Closing Date, all Material Agreements of the Loan Parties and their Subsidiaries are described on Schedule 4.19, and each such Material Agreement is in full force and effect. No Loan Party has any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Loan Parties have delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.20. Anti-Corruption Laws and Sanctions.

(a)           No Loan Party nor any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)           Loan Parties, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of the Loan Parties and their Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions and Anti-Corruption Laws.

Section 4.21. Representations and Warranties Relating to Accounts.

  With respect to all Accounts of each Loan Party, such Loan Party hereby warrants and represents to the Administrative Agent that such Accounts are bona fide existing payment obligations of Account Debtors created by the rendition of services to such Account Debtors in the ordinary course of such Loan Party’s business. As to each Account that was included by any Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Borrower Representative, such Account was not ineligible by virtue of one or more of the applicable criteria set forth in the definition of “Eligible Accounts” as of the date of such Borrowing Base Certificate.

Section 4.22. Representations and Warranties Relating to Intellectual Property.

  Each Loan Party and its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as disclosed on Schedule 4.22, there is no pending or, to any Loan Party's knowledge, threatened Intellectual Property Claim with respect to any Loan Party, any of its Subsidiaries or any of their property (including any Intellectual Property). Except as disclosed on Schedule 4.22, no Loan Party or any of its Subsidiaries pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property other than license fees for off-the-shelf software payable in the ordinary course of business. All Intellectual Property (other than off-the-shelf software licensed in the ordinary course of business) owned, used or licensed by, or otherwise subject to any interests of, any Loan Party or any of its Subsidiaries is shown on Schedule 4.22.

Section 4.23. Representations and Warranties Relating to Real Estate.

  No Loan Party, nor any of its Subsidiaries, has permitted any work at the Office Project Premises or the delivery of any materials to the Office Project Premises, in each case, which could give rise to a Lien on the Office Project Premises or the Office Project Improvements that is not a Permitted Lien. The Office Project Premises are zoned to permit the construction and operation of the Office Project Improvements for the intended purpose, and Loan Parties have all zoning approvals necessary for construction and operation of the Office Project. The Contractor is licensed to conduct business in the State where the Office Project is located.

Section 4.24. OFAC; Anti-Corruption Laws.

  No Loan Party, nor any of its Subsidiaries, nor any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Sanctioned Country. Each Loan Party and its Subsidiaries has conducted its business in compliance with all applicable Anti-Corruption Laws.

Section 4.25. Affected Financial Institutions.

 No Loan Party nor any of its Subsidiaries is an Affected Financial Institution.

Section 4.26. Franchise Agreements.

  Subject to Section 5.16(a), (a) all Franchise Agreements with franchisees of Borrowers contain a provision substantially in the form of Exhibit F or, with respect to franchise agreements acquired from Snelling Staffing Sellers, contain a comparable grant of security in the form in existence on the date of the acquisition thereof, in each case, or otherwise in form and substance satisfactory to Administrative Agent in its Permitted Discretion, (b) all agreements and invoices with Account Debtors require payments to be made directly to the Collateral Reserve Account or a lockbox associated therewith; provided that, until June 30, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), such payments made by Account Debtors of HQ Snelling may be made to the account ending 2461 at Seacoast Bank in accordance with Section 5.11(b), and (c) the applicable Borrower party to each Franchise Agreement has filed, and maintains, in the location of such franchisee, a UCC-1 financing statement naming the applicable franchisee party to such Franchise Agreement, as debtor, and such Borrower, as secured party, and describing the collateral therein consistent with the grant of security set forth in the applicable Franchise Agreement as described in clause (a) above and, unless the Accounts sourced by any such franchisee are excluded from the Borrowing Base at all times on and after the later of the Closing Date or the date of such grant of security, the security interest of Borrower in such assets is a first-priority security interest, free and clear of all Liens other than Liens permitted under Section 5.15. The name, address and state of formation or incorporation of each franchisee is listed on Schedule 4.26, the renewal date for the Franchise Agreement to which such franchisee is a party is listed on Schedule 4.26 and the status of compliance with Section 5.15 or Section 5.16(a)(i), as applicable, is included on such Schedule.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers, on behalf of themselves and the other Loan Parties, covenant and agree with the Administrative Agent and the Lenders that, until Payment in Full of the Obligations:

Section 5.1. Financial Statements and Other Information

. The Borrower Representative will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Loan Parties, a copy of the annual audited report for such Fiscal Year for the Loan Parties and their Subsidiaries, containing a consolidated balance sheet of the Loan Parties and their Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Loan Parties and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by the applicable accountants named therein or other independent public accountants of nationally recognized standing, or Plante & Moran, PLLC, (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Loan Parties and their Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Loan Parties, an unaudited consolidated balance sheet of the Loan Parties and their Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Loan Parties and their Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Loan Parties’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year;

(c) as soon as available and in any event within 30 days after the end of each Fiscal Month of the Loan Parties (other than any Fiscal Month ending concurrently with the end of any Fiscal Quarter), an unaudited consolidated balance sheet of the Loan Parties and their Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated statements of income and cash flows of the Loan Parties and their Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of the Loan Parties’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year;

(d) concurrently with the delivery of the financial statements referred to in Sections 5.1(a), 5.1(b) and 5.1(c) (other than the financial statements for the fourth Fiscal Quarter or the last Fiscal Month of each Fiscal Year delivered pursuant to subsection (b) or (c) of this Section), a Compliance Certificate signed by the chief executive officer or the chief financial officer of the Borrower Representative (i) certifying as to whether there exists any Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Loan Parties have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year, Fiscal Quarter or Fiscal Month from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year, Fiscal Quarter or Fiscal Month, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Loan Parties and their Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available and in any event within 30 days after the end of each calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

(h) on the Closing Date and within fifteen (15) Business Days after the end of each Fiscal Month after the Closing Date, a Borrowing Base Certificate as of the last day of the preceding Fiscal Month, which shall be in form and substance satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Accounts of each Borrower and a calculation of Eligible Accounts as of such last day of the preceding Fiscal Month; provided that, during any Reporting Trigger Period, the Borrower Representative shall instead provide the Borrowing Base Certificates and other information required by this Section 5.1(h) on a weekly basis, no later than two (2) Business Days after the end of each fiscal week as of the last day of such week then ended (and, after the end of any Reporting Trigger Period, the Borrower Representative shall resume providing the Borrowing Base Certificates and other information required by this Section 5.1(h) on a monthly basis in accordance with the terms hereof);

(i) with each Borrowing Base Certificate, (A) a report of sales, collections, debit and credit adjustments and (B) a detailed aged trial balance of all Accounts of each Borrower existing as of the last day of the preceding Fiscal Month, specifying the names and face value for each Account Debtor obligated on an Account of such Borrower so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding Fiscal Month or such other date reasonably required by the Administrative Agent; provided that, during any Reporting Trigger Period, the Borrower Representative shall instead provide such reports and other information required by this Section 5.1(i) on a weekly basis, no later than two (2) Business Days after the end of each fiscal week as of the last day of the week then ended (and, after any Reporting Trigger Period, the Borrower Representative shall resume providing such reports and other information required by this Section 5.1(i) on a monthly basis in accordance with the terms hereof);

(j) upon request by the Administrative Agent, (A) lockbox, bank and investment account statements and (B) copies of proof of delivery and the original copy of all documents, including repayment histories and present status reports, relating to the Accounts of each Borrower so scheduled and such other matters and information relating to the status of then existing Accounts of each Borrower as the Administrative Agent shall reasonably request; and

(k) promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of the Loan Parties or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

So long as the Loan Parties are required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Loan Parties may satisfy their obligations to deliver the financial statements referred to in Sections 5.1(a) and 5.1(b) by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower Representative from time to time.

Section 5.2. Notices of Material Events

.

(a) The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i) the occurrence of any Default or Event of Default;

(ii) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Loan Party, affecting any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any event or any other development by which any Loan Party or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv) promptly and in any event within fifteen (15) days after (i) any Loan Party, any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower Representative describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Loan Party, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, or (ii) any Loan Party, any Subsidiary or any ERISA Affiliate becomes aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Loan Party, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Loan Party, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower Representative;

(v) the occurrence of any event of default or material default, or the receipt by any Loan Party or any of its Subsidiaries of any written notice of an alleged event of default or material default, with respect to any Material Indebtedness of any Loan Party or any of its Subsidiaries;

(vi) any material amendment or modification to any Material Agreement (other than the Franchise Agreements), together with a copy thereof, and prompt notice of any termination, expiration or loss of any Material Agreement (other than the Franchise Agreements);

(vii) any material amendment or modification to any Franchise Agreement or any related documents which could reasonably be expected to impact any Loan Party's security interest in any assets of a franchisee required pursuant to Sections 5.15 and 5.16 or that could otherwise be materially adverse to the interests of Administrative Agent or Lenders (including any UCC-1 financing statement filed in connection therewith), together with a copy thereof, and prompt notice of any termination, expiration or loss of any Franchise Agreement;

(viii) any franchisee party to a Franchise Agreement becoming subject to an insolvency proceeding of the type described in clause (g) or (h) of Section 8.1 or otherwise becoming insolvent in each case, promptly following receipt of actual notice by any Loan Party;

(ix) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(x) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(b) the Borrower Representative will furnish to the Administrative Agent and each Lender the following:

(i)           promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and

(y)           as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for any Loan Party or any of its Subsidiaries after the Closing Date on any Real Estate.

Each notice or other document delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business

. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws.

  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including all Environmental Laws, ERISA, OSHA, Anti-Corruption Laws and Anti-Terrorism Laws, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.5. Payment of Obligations

. Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where the validity or amount thereof is being Properly Contested or the amount of such obligations and liabilities, individually or in the aggregate, do not exceed $300,000.

Section 5.6. Books and Records

. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Loan Parties in conformity with GAAP.

Section 5.7. Visitation and Inspection.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower Representative; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, reimburse Administrative Agent for all its charges, costs and expenses in connection with (i) examinations of Loan Parties’ books and records, field examinations or any other financial or Collateral matters as it deems appropriate, up to one (1) time per calendar year; provided, that, at any time during any calendar year, if Excess Availability is less than the greater of (i) $7,500,000 and (ii) 20% of the lesser of the Aggregate Revolving Commitment Amount and the Borrowing Base for three (3) consecutive days, Administrative Agent shall be entitled to, in its discretion, undertake an additional field examination in such calendar year, at the Borrowers’ expense; provided, further, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. In addition, if an appraisal of the Real Estate is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers. Borrowers shall pay Administrative Agent's then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Administrative Agent.

Section 5.8. Maintenance of Properties; Insurance

. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of any Loan Party (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, in each case, in amounts and otherwise having terms satisfactory to Administrative Agent in its Permitted Discretion (including, in any event, flood insurance as described in the definition of Real Estate Documents, which flood insurance must be in amounts satisfactory to Lenders) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by any Loan Party and its Subsidiaries in accordance with this Section 5.8 (and, if requested by the Administrative Agent or any Lender, a copy of any policy referenced therein if not already delivered), and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of any Loan Party and its Subsidiaries and as mortgagee and lender's loss payee (pursuant to a mortgagee and lender’s loss payable endorsement approved by the Administrative Agent) and mortgagee, if applicable on all casualty and property insurance policies of the Loan Parties and their Subsidiaries.

Section 5.9. Use of Proceeds; Margin Regulations

. The Borrowers will use the proceeds of all Loans received on the Closing Date to satisfy in full Indebtedness owed to the Existing Lender and to pay transaction costs and expenses arising in connection with the Related Transaction Documents and the closing of the Loan Documents. The Borrowers will use the proceeds of all Loans received after the Closing Date to finance working capital needs, Permitted Acquisitions and capital expenditures and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X, or breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction. All Letters of Credit will be used for general corporate purposes. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and the Borrowers shall ensure that their Subsidiaries and their or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Anti-Terrorism Law or Sanctions applicable to any party hereto.

Section 5.10. Casualty and Condemnation

. The Loan Parties (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11. Cash Management

.

(a) On or before the Closing Date, the Loan Parties will establish, and thereafter maintain at all times, a deposit account at Truist Bank that will serve as the main concentration account (the “Collateral Reserve Account”). The Loan Parties will, and will cause each of their Domestic Subsidiaries to, maintain all other cash management and treasury business with the Administrative Agent or a Permitted Third Party Bank, including all deposit accounts, lockbox accounts, disbursement accounts, securities accounts, investment accounts and other similar accounts (other than (i) zero-balance accounts for the purpose of managing local disbursements, (ii) payroll, withholding and other fiduciary accounts and (iii) deposit accounts with amounts on deposit that do not exceed $25,000 in the aggregate at any one time, all of which the Loan Parties may maintain without restriction, the “Excluded Accounts”) (each such account (other than an Excluded Account), together with the Collateral Reserve Account, a “Controlled Account”). Each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which each Loan Party and each of its Subsidiaries shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected pursuant to an Account Control Agreement.

(b) The Loan Parties will cause Account Debtors to make payments in respect of the Accounts directly to a Controlled Account, provided, that until June 30, 2021 (or such later date as extended in writing by Administrative Agent in its discretion) such payments made by Account Debtors of HQ Snelling may be made to the account ending 2461 at Seacoast Bank without the need to deliver an account control agreement during such period, so long as such funds are swept to the Collateral Reserve Account on a weekly basis and Loan Parties agree that they will not change the standing instructions to transfer such funds on a weekly basis as provided above. In the event that the Loan Parties or any of their Subsidiaries shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, the Loan Parties will, and will cause each of their Subsidiaries to, (i) hold the same as trustee for the Administrative Agent and segregate such remittances from its other assets and (ii) deposit promptly, and in any event no later than one (1) Business Day after the date of receipt thereof, all cash, cash equivalents, checks, notes, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Accounts or representing proceeds of other Collateral into a Controlled Accounts, provided, that until June 30, 2021 (or such later date as extended in writing by Administrative Agent in its discretion) such payments made by Account Debtors of HQ Snelling may be made to the account ending 2461 at Seacoast Bank without the need to deliver an account control agreement during such period, so long as such funds are swept to the Collateral Reserve Account on a weekly basis and Loan Parties agree that they will not change the standing instructions to transfer such funds on a weekly basis as provided above.

(c) The Administrative Agent may, in its sole discretion (and shall at the request of the Required Lenders), cause all immediately available funds in the Controlled Accounts to be deposited into the Collateral Reserve Account and apply the same against the Obligations.

(d)           At the election of the Administrative Agent, in its sole discretion (or at the request of the Required Lenders):

(i)           the Loan Parties shall take all steps to ensure that all of their Account Debtors forward all items of payment to lockboxes established with the Administrative Agent or Permitted Third Party Banks;

(ii)           all amounts which shall be deposited into any Controlled Account shall immediately be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Secured Parties, and no Loan Party shall have any right to withdraw such amounts from the Controlled Accounts; and

(iii)           on each Business Day the Administrative Agent will, without further consent of any Loan Party, cause all immediately available funds in the Controlled Accounts to be deposited into the Collateral Reserve Account and apply the same against the Obligations.

(e)           The Loan Parties shall use commercially reasonable efforts to cause each of their Credit Card Processors (other than Truist Bank in the Administrative Agent’s discretion) to enter into an agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, with the Administrative Agent and the applicable Loan Party pursuant to which the applicable Loan Party shall irrevocably instruct such Credit Card Processor to forward all items of payment owing to the Loan Party directly to a Controlled Account (each, a “Credit Card Processor Agreement”).

Section 5.12. Additional Subsidiaries and Collateral.

(a) In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower Representative shall promptly notify the Administrative Agent and the Lenders thereof and (y) within ten (10) days after such Person becomes a Domestic Subsidiary, the Borrower Representative shall cause such Domestic Subsidiary (i) to become a new Borrower or Guarantor as requested by the Administrative Agent and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering an Intellectual Property Security Agreement, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all fee ownership interests in Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other documentation (including certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within ten (10) days after the date any Person becomes a Domestic Subsidiary, the Borrower Representative shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank.

(b) In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower Representative shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within thirty (30) days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrowers are working in good faith, such longer period as the Administrative Agent shall permit not to exceed thirty (30) additional days, the Borrower Representative shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Foreign Subsidiary (or, if the pledge of all of the voting Capital Stock of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.

(c) The Borrowers agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section free and clear of all Liens other than Permitted Liens. All actions to be taken pursuant to this Section shall be at the expense of the Borrowers or the applicable Loan Party and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13. Real Estate; Leased Locations.

(a) To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.

(b) To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall use commercially reasonable efforts first to provide to the Administrative Agent a copy of such lease and a Lien Waiver from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Lien Waiver after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion and may impose a Rent Reserve with respect to such location.

(c) The Loan Parties covenant and agree that (i) the Plans and Specifications and the Office Project Improvements, when completed, will be in material compliance with all laws and all rules and regulations promulgated thereunder, and any restrictions of record affecting the Office Project Premises, (ii) there are sufficient utilities (water, sewer, electric, telephone and gas) for the construction and operation of the Office Project Improvements; (iii) the Loan Parties will diligently pursue the construction of the Office Project Improvements, and will complete the same substantially in accordance with the Plans and Specifications on or before the Completion Date, free and clear of Liens or claims for liens; (iv) without limiting the generality of Section 5.7(a), the Loan Parties will permit the Administrative Agent and its representatives to enter upon the Office Project Premises at all reasonable times and after providing reasonable notice to inspect the Office Project Improvements and the construction thereof and to examine all detailed plans, shop drawings, specifications and other records which relate to the Office Project Improvements and will cooperate, and cause the Contractor and all subcontractors and materialmen to cooperate, with the Administrative Agent and its representatives in such inspections; (v) on or before August 31, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), subject only to Excusable Delays, the Office Project will be fully completed substantially in accordance with the Plans and Specifications, substantially in accordance with the Operating Budget, in material compliance with applicable law and free and clear of mechanics’ and materialmen’s Liens; and (vi) the Loan Parties will (a) notify Administrative Agent of any material defect in the Office Project Improvements and any material departure from the Plans and Specifications or the Operating Budget upon such occurrence promptly (and in any event within ten (10) Business Days) after any Loan Party’s having obtained knowledge of such occurrence and (b) correct all material defects in the Office Project Improvements and any material departure from the Plans and Specifications or the Operating Budget not approved by the Administrative Agent in its Permitted Discretion.

Section 5.14. Further Assurances

. The Borrowers will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may request in their Permitted Discretion, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15. Franchise Agreements

. Subject to Section 5.16(a) to the extent applicable, (i) no Borrower shall enter into a Franchise Agreement that does not contain a provision substantially in the form of Exhibit F or, with respect to franchise agreements acquired from the Snelling Staffing Sellers, that does not contain a comparable grant of security in the form in existence on the date of the acquisition thereof, in each case, or such other forms as shall be acceptable to the Administrative Agent in its Permitted Discretion, (ii) the applicable Borrower party to each Franchise Agreement shall file in the location of such franchisee party to such Franchise Agreement, and maintain, a UCC-1 financing statement naming the applicable franchisee party to such Franchise Agreement, as debtor, and such Borrower, as secured party, and describing the collateral therein consistent with the grant of security set forth in the applicable Franchise Agreement as descried in clause (i) above, and (iii) unless the Accounts sourced by any such franchisee are excluded from the Borrowing Base at all times on and after the later of the Closing Date or the date of such grant of security, Borrowers shall insure that such security interest of the applicable Borrower in such assets is a first-priority security interest, free and clear of all Liens other than Liens expressly permitted by Administrative Agent in writing and subordinated to the applicable Borrower’s Liens pursuant to a lien subordination agreement in form and substance satisfactory to Administrative Agent in its Permitted Discretion.  From and after the Closing Date, all agreements with Account Debtors and all invoices to Account Debtors shall require payments to be made directly to the Collateral Reserve Account or a lockbox associated therewith; provided that, until June 30, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), such payments made by Account Debtors of HQ Snelling may be made to the account ending 2461 at Seacoast Bank in accordance with Section 5.11(b). Upon request by Administrative Agent, Borrowers shall cause all such UCC-1 financing statements to be assigned to Administrative Agent.

Section 5.16. Post-Closing Covenants.

(a) (i) To the extent not delivered on the Closing Date on or before the renewal date for each Franchise Agreement in existence on the Closing Date or acquired pursuant to a Permitted Acquisition after the Closing Date or, in the case of any Franchise Agreement with an Affiliate of a Borrower in existence on the Closing Date, on or before the date thirty (30) days following the Closing Date (in each case, or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall (x) execute and deliver, and cause the franchisee party to such Franchise Agreement to execute and deliver, an amended and restated Franchise Agreement or an amendment to the Franchise Agreement containing a provision in substantially the same form as Exhibit F or such other form as shall be accepted by the Administrative Agent in writing, provided that no such amendment shall be required with respect to Franchise Agreements acquired from Snelling Staffing Sellers that already contain a comparable grant of security, (y) shall file a UCC-1 financing statement meeting the requirements of Section 5.15; provided that with respect to franchisees party to Franchise Agreements acquired from Snelling Staffing Sellers that already contain such comparable grant of security, such UCC-1 financing statements shall be filed within thirty (30) days of the Closing Date, and (z) shall use commercially reasonable efforts to insure that Borrower’s Liens on such assets described in the UCC-1 financing statement are first-priority Liens, subject to no other Liens except as permitted under Section 5.15, and (ii) on a quarterly basis, together with the delivery of quarterly financial statements, Borrowers shall deliver to Administrative Agent a report in form and substance satisfactory to Administrative Agent updating Schedule 4.26 and including thereon a report of the progress achieved under clause (i) and information with respect to all new franchisees after the Closing Date;

(b) On or before June 30, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall deliver to Administrative Agent (i) evidence that the account ending in 2461 of HQ Snelling at Seacoast Bank has been closed and (ii) the original signatures pages to the Mortgage executed and delivered on the Closing Date.

(c) Within thirty (30) days after the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall deliver to the Administrative Agent and the Title Insurance Company an ALTA as-built survey showing the location of the new Office Project Improvements and that such new Office Project Improvements are or have been constructed within lot lines, and comply with all zoning ordinances and all other legal requirements and all Permitted Encumbrances including those applicable to set backs, height, density, parking spaces, impervious surface area, floor area of the structures, and area, width or depth of the land as a building site for the structures.

(d) Within thirty (30) days after the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall provide to the Administrative Agent and the Title Insurance Company a letter from the applicable zoning authority confirming compliance of the new Office Project Improvements with applicable zoning laws and regulations.

(e) Within thirty (30) days after the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall deliver to the Administrative Agent a satisfactory final affidavit from the Contractor and, if requested by the Administrative Agent, all full and complete releases of Liens from all contractors and suppliers with respect to work performed and material supplied to the Office Project.

(f) Within thirty (30) days after the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall deliver to the Administrative Agent a satisfactory set of as-built plans for the Office Project and all the Office Project Improvements.

(g) Within thirty (30) days after the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion), the Loan Parties shall deliver to the Administrative Agent a satisfactory updated Estoppel Certificate from Crowfield Plantation Community Services Association, Inc.

(h) On or after the date ninety-one (91) days following the Completion Date (or such later date as extended in writing by Administrative Agent in its discretion) and at such other times as may be reasonably requested by the Administrative Agent during the construction of the Office Project, the Loan Parties shall cause the Title Insurance Company (at the Borrowers’ expense) to deliver to the Administrative Agent new or updated zoning, survey, future improvements, date down and other general endorsements to the Title Insurance Policy insuring the new Office Project and insuring that the Office Project is free of all Liens, in a form acceptable to the Administrative Agent.

(i) On or before August 31, 2021 (or such later date as extended in writing by Administrative Agent in its discretion), subject to Excusable Delays (or, if earlier, within thirty (30) days of the Completion Date), the Loan Parties shall deliver to the Administrative Agent (i) a certificate of occupancy (or equivalent acceptable to the Administrative Agent) with respect to the Office Project Improvements from the applicable Governmental Authority, and such other evidence reasonably satisfactory to the Administrative Agent certifying that the Office Project Improvements comply with all applicable Laws, including, without limitation, all applicable zoning ordinances, building and use regulations and codes and all Permitted Encumbrances and (ii) if requested by the Administrative Agent, a written certification from Contractor that the Office Project Improvements have been completed substantially in accordance with the Plans and Specifications.

ARTICLE VI

FINANCIAL COVENANTS

The Borrowers, on behalf of themselves and the other Loan Parties, covenant and agree with the Administrative Agent and the Lenders that, until Payment in Full of the Obligations:

Section 6.1. Consolidated Fixed Charge Coverage Ratio

. The Loan Parties and their Subsidiaries will maintain, as of the end of each Fiscal Month for the period of twelve consecutive Fiscal Months ending on such date, commencing with the period ending on June 30, 2021, a Consolidated Fixed Charge Coverage Ratio of not less than 1.25:1.0.

Section 6.2. Leverage Ratio

. The Loan Parties and their Subsidiaries will maintain, at all times, a Leverage Ratio of not more than 3.0:1.0.

ARTICLE VII

NEGATIVE COVENANTS

Until Payment in Full of the Obligations, the Borrowers, on behalf of themselves and the other Loan Parties, covenant and agree with the Administrative Agent and the Lenders that the Loan Parties and their Subsidiaries shall not:

Section 7.1. Indebtedness and Preferred Equity.

  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) The Obligations;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Loan Parties and their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness under this clause (c) does not exceed $5,000,000 in the aggregate at any time outstanding;

(d) Indebtedness of any Loan Party owing to any other Loan Party; provided that any such Indebtedness that is owed by a Loan Party that is not a Borrower shall be subject to Section 7.4;

(e) Guarantees by any Loan Party of Indebtedness of any other Loan Party; provided that Guarantees by any Borrower of Indebtedness of any Loan Party that is not a Borrower shall be subject to Section 7.4;

(f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted under this clause (f) shall not exceed $5,000,000 in the aggregate at any time outstanding;

(g) Permitted Subordinated Debt;

(h) Hedging Obligations permitted by Section 7.10; and

(i) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

No Loan Party will and will not permit any of its Subsidiaries to, issue any preferred stock or other preferred Capital Stock that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by any Loan Party or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred Capital Stock described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of Tranche A Revolving Commitment Termination Date and the Term Loan Maturity Date.

Section 7.2. Liens

. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens at any time granted to the Administrative Agent securing the Obligations; provided that no Liens may secure Secured Hedging Obligations or Secured Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Secured Hedging Obligations or Secured Bank Product Obligations and subject to the priority of payments set forth in Section 2.23 and Section 8.2;

(b) Reserved;

(c) Liens on any property or asset of the Loan Parties or any of their Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of any Loan Party or any of its Subsidiaries, and the assets subject to such Liens shall not be included in the Borrowing Base and shall not consist of Mortgaged Property;

(d) purchase money Liens upon or in any fixed or capital assets (not included in the Borrowing Base and not consisting of Mortgaged Property) to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset of any Loan Party, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of a Loan Party, (y) existing on any asset of any Person at the time such Person is merged with or into a Loan Party or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by a Loan Party or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing, (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition and (iii) such assets subject to such Liens are not included in the Borrowing Base and do not consist of Mortgaged Property;

(f) extensions, renewals, or replacements of any Lien referred to in Sections 7.2(c) through (e); provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(g) Liens imposed by law for taxes not yet due or which are being Properly Contested or do not individually or in the aggregate (together with amounts secured pursuant to Sections 7.2(h) and (o)), exceed $300,000;

(h) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens for Taxes or imposed under ERISA) imposed by law in the ordinary course of business for amounts not yet due or which are being Properly Contested or do not individually or in the aggregate (together with amounts secured pursuant to Sections 7.2(g) and (o)), exceed $300,000;

(i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations so long as such Liens are at all times junior to the Administrative Agent's Lien in the Collateral and do not secure any Indebtedness;

(j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business so long as such Liens are at all times junior to the Administrative Agent's Lien in the Collateral and do not secure any Indebtedness;

(k) Liens arising by virtue of a judgment or judicial order against any Loan Party or Subsidiary, or any property of a Loan Party or Subsidiary, not giving rise to an Event of Default as long as such Liens are (i) in existence for less than thirty (30) consecutive days or are being Properly Contested, and (ii) at all times junior to the Administrative Agent's Liens or a Reserve in the amount of such judgment has been created;

(l) normal and customary rights of set-off, revocation, refund or chargeback upon deposit agreements or under the UCC or common law of banks or other financial institutions where any Loan Party or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(m) easements, zoning restrictions, rights-of-way, restrictive covenants and similar encumbrances (including those expressly permitted under the Mortgage) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries;

(n) any interest or title of a lessor under an operating lease or sale and leaseback transaction permitted by the Agreement; and

(o) any other Liens not otherwise permitted by this Section 7.2 so long as neither (i) the aggregate principal amount of the Indebtedness and other obligations secured thereby (together with amounts secured pursuant to Sections 7.2(g) and (h)), nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $300,000 at any time outstanding.

Section 7.3. Fundamental Changes.

(a) Merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any merger or consolidation of a Loan Party with another Loan Party shall be permitted; provided that a Borrower shall be the surviving entity in any merger or consolidation involving a Borrower; provided, further, that, so long as no Event of Default exists and subject to compliance with the Security Agreement, any Borrower may sell, convey, transfer, assign, lease, or otherwise dispose of any or all of its assets to any other Borrower; and

(b) Engage in any business other than businesses of the type conducted by the Loan Parties on the date hereof and businesses reasonably related thereto provided, however, that the Loan Parties may engage in providing temporary staffing services in different industries than those currently or historically serviced by the Loan Parties.

(c) Holdings will not engage in any business or activity other than the ownership of the outstanding Capital Stock of its Subsidiaries and activities incidental to such ownership, the maintenance of its organizational existence and the performance of its obligations under the Loan Documents to which it is a party. Holdings will not own or acquire any assets (other than the Capital Stock of the other Borrowers, books and records, deposit accounts subject to Account Control Agreements and the cash proceeds of any Restricted Payments permitted by Section 7.5) or incur any liabilities (other than liabilities under the Loan Documents, liabilities reasonably incurred in connection with the maintenance of its organizational existence and Guarantees of Indebtedness of its Subsidiaries permitted hereunder).

Section 7.4. Investments, Loans.

  Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Loan Parties that are not Borrowers that is Guaranteed by any Borrower shall be subject to the limitation set forth in subsection (d) of this Section;

(d) Investments made by a Loan Party in or to any other Loan Party; provided that the aggregate amount of Investments by the Borrowers in or to, and, without duplication, Guarantees by the Borrowers of Indebtedness of, any Loan Party that is not a Borrower (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000 at any time outstanding;

(e) loans or advances to employees, officers or directors of any Loan Party or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $500,000 at any time outstanding;

(f) Hedging Transactions permitted by Section 7.10;

(g) Permitted Acquisitions;

(h) Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(i) other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year.

Section 7.5. Restricted Payments

. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) dividends payable by a Loan Party solely in interests of any class of its common equity; and

(b) cash dividends and distributions paid on the common equity and repurchases of the shares of common stock of a Borrower pursuant to a plan adopted by the Board of Directors or similar governing body of a Loan Party; provided that (i) before and after giving effect to such dividend, distribution or repurchase and any Indebtedness incurred in connection therewith, the Payment Conditions shall have been satisfied, (ii) with respect to any dividend, distribution or repurchase made before October 1, 2021, the aggregate amount of all such dividends, distributions and repurchases made by Borrowers in any Fiscal Quarter does not exceed $850,000, (iii) before and after giving effect to such dividend, distribution or repurchase and any Indebtedness incurred in connection therewith, each Loan Party is Solvent, and (iv) such dividend, distribution or repurchase is not violative of applicable law.

Section 7.6. Sale of Assets

. Convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrowers, except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and the sale or disposition of Permitted Investments, in each case, in the ordinary course of business;

(c) dispositions resulting from any taking or condemnation of any property of any Borrower by any Governmental Authority or any assets subject to a casualty;

(d) dispositions permitted by Section 7.9;

(e) dispositions permitted by Section 7.3; and

(f) so long as no Event of Default or Overadvance exists or would result therefrom, the sale or other disposition of other assets (other than Eligible Accounts and Mortgaged Property) in an aggregate amount not to exceed $500,000 in any 12-month period commencing after the Closing Date.

Section 7.7. Transactions with Affiliates

. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) in the ordinary course of business upon fair and reasonable terms and conditions no less favorable to a Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Borrowers not involving any other Affiliates to the extent otherwise permitted by this Agreement; and

(c) any Restricted Payment permitted by Section 7.5; and

(d) such transactions set forth on Schedule 7.7.

Section 7.8. Restrictive Agreements

. Directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of a Loan Party or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to a Loan Party or any other Subsidiary thereof, to Guarantee Indebtedness of a Loan Party or any other Subsidiary thereof or to transfer any of its property or assets to a Loan Party or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9. Sale and Leaseback Transactions

. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing, (b) after giving pro forma effect to such Sale/Leaseback Transaction, the Loan Parties are in compliance with the financial covenants set forth in Article VI, (c) the assets subject to such Sale/Leaseback Transaction are not included in the Borrowing Base and do not consist of Mortgaged Property and (d) the Borrower Representative has delivered a certificate to the Administrative Agent certifying the conditions set forth in clauses (a), (b) and (c) and setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants set forth in Article VI.

Section 7.10. Hedging Transactions

. Permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which a Loan Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which a Loan Party or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Material Documents

. Amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements including any Related Transaction Documents, in each case, except as expressly permitted in Section 7.12(b) or in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, the Borrowers or any of their Subsidiaries.

Section 7.12. Payments on Permitted Subordinated Indebtedness; Prepayment of Other Indebtedness.

(a) Prepay, redeem, repurchase or otherwise make any payment on any Indebtedness (other than Permitted Subordinated Debt or the Obligations) prior to its due date.

(b) (i) Prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(c) Agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if such amendment is not permitted under the applicable Subordination Agreement with respect thereto.

Section 7.13. Accounting Changes

. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Loan Parties or of any of their Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrowers.

Section 7.14. Lease Obligations

. Create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Loan Parties and their Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $250,000 in the aggregate in any Fiscal Year.

Section 7.15. Government Regulation

. (a) Be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default

. The occurrence of one or more of the following events shall constitute an "Event of Default":

(a) the Loan Parties shall fail to pay any of the Obligations within three (3) Business Days of the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); or

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document, shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(c) (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.2 or 5.3 (with respect to each Loan Party’s legal existence), 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13 or 5.14 or Article VI or VII or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or 5.5 and such failure shall remain unremedied for three (3) Business Days; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 8.1(a), 8.1(b) and 8.1(c)) or any other Loan Document or related to any Secured Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower Representative by the Administrative Agent or any Lender; or

(e) any default or event of default (after giving effect to any applicable grace period) shall have occurred and be continuing under any Subordinated Debt Documents evidencing or related to Permitted Subordinated Debt in excess of $250,000 or any Subordinated Debt Document evidencing or related to Permitted Subordinated Debt in excess of $250,000 shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute senior indebtedness for purposes of any Subordination Agreement, or all or any part of the Permitted Subordinated Debt in excess of $250,000 is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or

(f) (i) any Loan Party or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which any Loan Party or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which any Loan Party or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $250,000 and is not paid; or

(g) any Loan Party or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets and, in any such case, such proceeding or petition shall remain undismissed for a period of forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Loan Party or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the Administrative Agent’s reasonable determination, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to any Loan Party and its Subsidiaries in an aggregate amount exceeding $250,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $250,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $250,000; or

(k) any judgment, writ, warrant of attachment or similar process requiring any Loan Party to pay involving an amount in excess of $250,000 in the aggregate which is not fully covered by insurance with respect to which the applicable insurer has accepted responsibility in writing shall be rendered against any Loan Party or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

(n) any provision of the Security Agreement or any other Loan Document shall for any reason cease in any material respect to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Security Agreement or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(o) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and, other than as a result of any action or inaction by the Administrative Agent or any Lender or as expressly permitted under the Loan Documents, perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents; or

(p) a Lien for the performance of work or the supply of materials is filed against the Office Project Premises and such Lien remains in place for ten (10) days without evidence of satisfaction by the Loan Party, or any stop notice is served on any Loan Party, Contractor or the Administrative Agent; or

(q) prior to the Completion Date, the Contractor or any major subcontractor under contract to work on the Office Project Improvements files (or has filed against it) a proceeding of the type described in clause (g) or (h) of this Section 8.1 and the Loan Parties fail to procure a contract or subcontract with a new substitute Contractor or subcontractor satisfactory to the Administrative Agent within thirty (30) days from the occurrence of such event; or

(r) any Loan Party defaults in any material respect under the General Contract or other material Office Project Contract and such default continues unremedied for ten (10) consecutive days; or

(s) any Loan Party defaults in any material respect under the Franchise Agreements and, in the case of non-payment defaults, such default continues unremedied for ten (10) consecutive days.

Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default with respect to any Loan Party described in subsections (g) and (h) of this Section), the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) exercise all remedies contained in any other Loan Document pursuant to the terms thereof and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in subsections (g) and (h) shall occur with respect to any Loan Party, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following other actions, at the same or different times: (x) exercise all remedies contained in any Loan Document (including requiring that the Borrowers Cash Collateralize their reimbursement obligations with respect to the Letters of Credit in accordance with Section 2.24(g)) and (y) exercise any other remedies available at law or in equity.

Section 8.2. Application of Proceeds from Collateral

. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises may, at the option of the Administrative Agent (and shall, upon the written request of the Required Lenders) be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been Paid in Full;

(b) second, to any Agent Advances and to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been Paid in Full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been Paid in Full;

(d) fourth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure;

(e) fifth, to the fees and interest then due and payable under the terms of this Agreement (other than any amounts owing to the Tranche A-1 Revolving Lenders), until the same shall have been Paid in Full;

(f) sixth, to the aggregate outstanding principal amount of the Tranche A Revolving Loans (other than the Agent Advances) and the Term Loans, the LC Exposure that is not cash collateralized under clause fourth above, the Net Mark-to-Market Exposure of the Secured Hedging Obligations up to the amount of any Hedge Reserve, until the same shall have been Paid in Full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Tranche A Revolving Loans and Term Loans, LC Exposure, and Net Mark-to-Market Exposure of such Hedging Obligations;

(g) seventh, to the Bank Product Obligations (other than the Net Mark-to-Market Exposure of Hedging Obligations up to the amount of any Bank Product Reserves) up to the Bank Product Amount relating thereto;

(h) eighth, to the fees and interest then due and payable under the terms of this Agreement to the Tranche A-1 Revolving Lenders, until the same shall have been Paid in Full;

(i) ninth, to the aggregate outstanding principal amount of the Tranche A-1 Revolving Loans, until the same shall have been Paid in Full;

(j) tenth, to any other Secured Bank Product Obligations, including any Secured Bank Product Obligations in excess of the Bank Product Amount therefor and Secured Bank Product Obligations for which no Bank Product Amount has been established;

(k) eleventh, to all other Obligations; and

(l) twelfth, to the extent any proceeds remain, to the Borrowers or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third, fifth, sixth, eighth and nineth to the applicable Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fourth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (i) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (ii) Secured Bank Product Obligations and Secured Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of the Administrative Agent

. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or attorneys-in-fact. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or an “Event of Default” hereunder) is given to the Administrative Agent by the Borrower Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent

. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis, appraisals and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent

. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by the Administrative Agent

. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity

. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Supermajority Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of any Loan Party as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower Representative so long as no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a commercial bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring  Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default or Event Default has arisen from a failure of the Borrowers to comply with Section 2.28(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower Representative and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business, Charlotte, North Carolina time, on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8. Withholding Tax

. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Authorization to Execute Other Loan Documents

. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11. Collateral and Guaranty Matters.

  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Payment in Full of the Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2;

(b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted hereunder; and

(c) to subordinate its Lien to any purchase money Lien or other Lien entitled to priority hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Lead Arranger.

  Each Lender hereby designates Truist Securities, Inc. as Lead Arranger and agrees that the Lead Arranger shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.13. Right to Realize on Collateral and Enforce Guarantee

. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, on behalf of themselves and the other Loan Parties, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14. Secured Bank Product Obligations and Secured Hedging Obligations

. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Bank Product Obligations and Secured Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Section 9.15. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or other Secured Party (any such Lender, Issuing Bank, other Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by such Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c) Each Lender, Issuing Bank or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or other Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Written Notices.

(i)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:
HireQuest, Inc.
                                                                                    111 Springhall Drive
Goose Creek, South Carolina 29445
                                                                                        Attention: John D. McAnnar, CLO
                                                                                        Email: jdmcannar@hirequest.com

To the Administrative Agent:
Truist Bank
                                                                          3333 Peachtree Road, N.E.
4th Floor, East Tower
                                                                         Atlanta, Georgia 30326
                                                                         Attention: Group Portfolio Manager (HireQuest)

With a copy to (for
information purposes only):
Truist Bank
                                                                             Agency Services
                                                                            303 Peachtree Street, N.E., 25th Floor
                                                                            Atlanta, Georgia 30308
                                                                            Attention: Agency Services Manager
                                                                            Telecopy Number: (404) 221-2001

and

Parker, Hudson, Rainer & Dobbs LLP
                                                                                        303 Peachtree Street, N.E.
Suite 3600
Atlanta, Georgia 30308
Attention: Bobbi Acord Noland, Esq.

To the Issuing Bank:
Truist Bank
245 Peachtree Center Ave., 17th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telephone: (800) 951-7847

=
                        To the Swingline Lender:
Truist Bank
                                                                           Agency Services
                                                                           303 Peachtree Street, N.E., 25th Floor
                                                                           Atlanta, Georgia 30308
                                                                           Attention: Agency Services Manager
                                                                           Telecopy Number: (404) 221-2001

To any other Lender:
the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(ii)           Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to any Borrower or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii)           The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of any field examinations, audit, appraisal, or consultant report prepared for the Administrative Agent or any Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided , however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the platform.

(c) Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any other Loan Party, the Administrative Agent or an Issuing Bank or, to the address, telecopier number, electronic mail address or telephone number specified for such Person above or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided Section 10.1(d) and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(d) Receipt of Notice. All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(e) Transmission of Documents. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No amendment or waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise provided in this Agreement, including as provided in Section 2.18 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders, or the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)           increase any Commitment of any Lender, without the written consent of such Lender;

(ii)           reduce the principal amount of any Loan or LC Disbursement, or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby (provided that a determination to discontinue Default Interest, a waiver of any Default or Event of Default, or an amendment to the criteria or definitions affecting the calculation of “Availability” shall not constitute a reduction of interest for this purpose);

(iii)           postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder, or reduce the amount of, waive or excuse any such payment (other than any amendment to Sections 2.14(a), 2.14(b), 2.14(e) or 2.14(f) or any waiver of any mandatory prepayment thereunder), or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv)           change (A) Section 2.23(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or (B) any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in this clause (iv) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), without the written consent of each Lender;

(v)           change (A) Section 2.10 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (B) Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (C) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in this clause (v) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (v), in each case, without the written consent of each Lender;

(vi)           change any of the provisions of this Section 10.2(b) or the definition of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vii)           release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender;

(viii)           release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender;

(ix)            subordinate the payment priority of the Obligations or, except as permitted under Section 9.11, subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, without the written consent of each Lender; or

(x)           increase the advance rate percentage specified in the definition of “Borrowing Base” (or any defined term used in such definition), without the written consent of each Lender; or

(xi) amend any other provision of the definition of “Borrowing Base” (or any defined term used in such definition) if the effect of such amendment would be to increase borrowing availability, without the prior written consent of the Supermajority Revolving Lenders; provided, that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase any Reserves.

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

(c)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(d)           Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 10.3), such Lender shall have no other commitment or other obligation hereunder, and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e)           Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.3. Expenses; Indemnification.

(a) The Borrowers shall, jointly and severally, pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Lead Arranger and their respective Affiliates (including, the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements consultants or of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) without limiting the foregoing, all out-of-pocket costs and expenses (A) of instituting, maintaining, preserving, enforcing and foreclosing on Administrative Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Administrative Agent’s rights hereunder or under any Subordination Agreement and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, (B) in defending or prosecuting any actions or proceedings arising out of or relating to Administrative Agent’s or Lenders’ transactions with any Loan Party or any holder of any Permitted Subordinated Debt or (C) in connection with any advice given to Administrative Agent with respect to its rights and obligations under this Agreement and all other Loan Documents and any other related agreements, documents and instruments. For the avoidance of doubt, the obligations of the Borrowers to pay all such amounts described in the preceding sentence shall be part of the Obligations. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder.

(b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any other Related Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c) The Borrowers shall, jointly and severally, pay, and hold the Administrative Agent, the Lead Arranger, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Lead Arranger, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Lead Arranger, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Lead Arranger, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Lead Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) and such consent to be deemed given unless Borrowers object to such assignment in writing within three (3) Business Days after having been given notice thereof) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)           Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.22(g).

(v)           No Assignment to the certain Persons. No such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower Representative to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower Representative shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Participations.

(i)           Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Loan Party, any of the Loan Parties' Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.23(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.20 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.26 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.23 as though it were a Lender.

(iii)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrowers and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iv)           A Participant shall not be entitled to receive any greater payment under Sections 2.20 and 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.22 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.22(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof of the State of Georgia.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia, and of the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or the Fulton County Superior Court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL

. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Set-off

. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.28(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower Representative after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of their respective Subsidiaries to such Lender or the Issuing Bank.

Section 10.8. Counterparts; Integration

. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival

. All covenants, agreements, representations and warranties made by the Borrowers, on behalf of themselves and the other Loan Parties, herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.20, 2.22 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10. Severability

. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality

. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Loan Parties or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than any Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. The Lead Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Lead Arranger may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.

Section 10.12. Interest Rate Limitation

. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal

. Each Borrower represents and warrants that neither it nor any Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by each Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act

. The Administrative Agent and each Lender hereby notify the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.

Section 10.15. No Advisory or Fiduciary Responsibility

. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions among the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each Borrower and each other Loan Party has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower and each Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to any Borrower, any Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16. Electronic Signatures

. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions

. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i)
a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.18. Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Loan Party, that:

(i) none of the Administrative Agent, the Lead Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

Section 10.19. Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.19, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b)

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers under seal as of the day and year first above written.

BORROWERS:

HIREQUEST, INC.
HIRE QUEST, L.L.C.
HQ LTS CORPORATION
HQ SNELLING CORPORATION
HQ LINK CORPORATION
HQ FINANCIAL CORPORATION
HQ REAL PROPERTY CORPORATION
HQ FRANCHISING CORPORATION
HQ INSURANCE CORPORATION
DRIVERQUEST 2, LLC
HIREQUEST SECURITY, LLC
ATTEST: /s/ John D. McAnnar Name: John D. McAnnar Title: Chief Legal Officer, Vice President and Secretary [SEAL]	By: /s/ Cory Smith Name: Cory Smith Title: Chief Financial Officer and Treasurer

[Signatures continue on the following page]
Signature Page to
Revolving Credit and Term Loan Agreement (HireQuest)

TRUIST BANK,
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:
/s/ Tighe A. Ittner
Name: Tighe A. Ittner
Title: Director

Signature Page to
Revolving Credit and Term Loan Agreement (HireQuest)

SCHEDULE I

Applicable Margin

Pricing Level	Average Excess Availability	Tranche A Loans and Swingline Loans that are LIBOR Index Rate Loans	Tranche A Loans and Swingline Loans that are Base Rate Loans	Letter of Credit Fee
I	Greater than or equal to 66.7% of the Tranche A Revolving Commitments	1.25% per annum	0.25% per annum	1.00%
II	Less than 66.7% of the Tranche A Revolving Commitments but greater than or equal to 33.3% of the Tranche A Revolving Commitments	1.50% per annum	0.5% per annum	1.00%
III	Less than 33.3% of the Revolving Commitments	1.75% per annum	0.75% per annum	1.00%

SCHEDULE II

Commitment Amounts

Lender	Tranche A Revolving Commitment Amount	Tranche A-1 Revolving Commitment Amount	Term Loan Commitment Amount
Truist Bank	$60,000,000	$-0-	$3,153,500